UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CONMED CORPORATION
(Name of Registrant as Specified In Its Charter)
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2024 Notice of Annual Meeting of Stockholders & Proxy Statement

Notice of Annual Meeting of Stockholders

Date and Time:	Location:
Wednesday, May 22, 2024 1:30 p.m. EDT	CONMED Headquarters 11311 Concept Blvd Largo, FL 33773 And the Meeting Website: www.proxydocs.com/CNMD

Record Date:	Proxy Mail Date:
March 26, 2024	On or about April 8, 2024

To our Stockholders:

The Annual Meeting of Stockholders of CONMED Corporation (“CONMED” or the “Company”) will be held on Wednesday, May 22, 2024, at 1:30 p.m. EDT at the offices of the Company at 11311 Concept Boulevard, Largo FL 33773, and remotely through the internet for the following purposes:

(1)	To elect eight directors to serve on the Company’s Board of Directors (Proposal No. 1);

(2)	To hold an advisory vote on named executive officer compensation (Proposal No. 2);

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal No. 3); and

(4)	To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Our Board of Directors has fixed the close of business on March 26, 2024, as the record date. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. This year’s Annual Meeting will be a “hybrid” meeting. All stockholders are cordially invited to attend the meeting either in-person or online.

Stockholders attending virtually will be able to attend the annual meeting, submit questions and vote during the live webcast by registering at www.proxydocs.com/CNMD (the “Meeting Website”) and entering the 12- or 16-digit control number included on their Notice of Internet Availability, their proxy card or their voting instruction form. Details on how to register for and participate in the Annual Meeting remotely by means of the Meeting Website accompany this Proxy Statement and are available on the Company’s website on the Annual Meeting page of the investor relations section.

Stockholders who plan to attend the meeting in-person must present valid photo identification. Stockholders of record will be verified against an official list. If your shares are held in the name of a bank, broker or other holder of record (an intermediary), please also bring your bank or brokerage statement evidencing your beneficial ownership of CONMED stock to gain admission to the meeting; if you wish to vote these shares in person at the meeting, you must obtain a legal proxy from the holder of record of your shares and present it at the meeting. We reserve the right to deny admittance to anyone who cannot show valid identification or sufficient proof of share ownership as of the record date.

Our Board of Directors appreciates and encourages stockholder participation in the Company’s affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented.

By Order of the Board of Directors,

Curt R. Hartman Chair of the Board, President and Chief Executive Officer

April 8, 2024

CONMED CORPORATION

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement and the Company’s most recent Annual Report on Form 10-K before casting your vote. References to ‘‘CONMED,’’ the ‘‘Company,’’ ‘‘we,’’ ‘‘us’’ or ‘‘our’’ refer to CONMED Corporation and its subsidiaries.

Summary of Proposals to be Voted On at the Annual Meeting

		For More Information	Board Recommendation
PROPOSAL 1 – Election of Directors		Pages 9-22	FOR each Nominee
David Bronson	Brian P. Concannon
LaVerne Council	Charles M. Farkas
Martha Goldberg Aronson	Curt R. Hartman
Barbara J. Schwarzentraub	John L. Workman
PROPOSAL 2 – Say on Pay		Pages 28-64	FOR
Advisory Vote on Named Executive Officer Compensation
PROPOSAL 3 – Ratification of the Appointment of PricewaterhouseCoopers LLP for fiscal 2024		Pages 65-68	FOR

2024 Proxy Statement	1

Governance Highlights

We have implemented several governance best practices:

Effective Board Leadership and Independent Oversight

Highly independent Board, with 7 out of 8 director nominees being independent (see page 3).

•  All Committees are 100% independent (see pages 20-22).

•  Regular executive sessions of independent directors.

Annual Board and Committee self-assessment process (see page 17).

Robust and defined Lead Independent Director role (see pages 17-18).

Enterprise Risk Management process in place, with oversight by the full Board of Directors, including in-depth review and regular updates on key risks. Oversight of cyber-security risk by the Audit Committee (see page 18).

The Environmental, Social and Governance strategy is overseen by the full Board of Directors
(see pages 6-7).

Board Diversity and Refreshment

Use of Director skills matrix designed to ensure board has requisite skills (see page 15).

Board tenure limit of 12 years.

Strong ongoing refreshment practice, with 5 new directors since 2015, including 2 new directors since 2019, which provides mix of perspectives and tenure (see page 16).

Our Board of Directors has nominated eight directors for election at this Annual Meeting. As of April 8, 2024, the following aggregate information describes the slated nominees:

•  Average Age of Nominees:    65

•  Average Tenure of Nominees:     7.6 years

•  Diversity of Nominees:

o  38% women

o  13% African American

Focus on Stockholder Rights

Majority voting standard for uncontested director elections (see page 9).

By-laws provide for proxy access, stockholder action by written consent, and stockholder ability to call special meeting.

No supermajority voting requirements for certain fundamental transactions.

Transparency and Accountability

Annual election of all directors.

Significant stock ownership requirements for officers and directors (see pages 24 and 41).

Members of board of directors and executive officers are not permitted to hedge their stock ownership, or to pledge their CONMED stock as collateral for a loan (see pages 24 and 41).

2	2024 Proxy Statement

Director Nominees for Election at the Annual Meeting

The following table sets forth certain information regarding the nominees for the Board of Directors:

Name	Age	Served as Director Since	Principal Occupation or Position with the Company

David Bronson	70	2015

Former Executive Vice President and Chief Financial Officer of PSS World Medical, Inc.; Director of the Company. As noted below, the Board of Directors has determined that Mr. Bronson is independent and is an audit committee financial expert.

Brian P. Concannon	66	2013	Former President and Chief Executive Officer of Haemonetics Corporation (NYSE: HAE); Director of the Company. As noted below, the Board of Directors has determined that Mr. Concannon is independent.

LaVerne Council	62	2019

Chief Executive Officer Emerald One, LLC. Former National Managing Principal, Enterprise Technology Strategy & Innovation for Grant Thornton LLP, former Assistant Secretary for Information & Technology and Chief Information Officer for the United States Department of Veteran Affairs, and former executive with Johnson & Johnson and DELL, Inc. Ms. Council is also a director on the Board of Concentrix (Nasdaq: CNXC) as well as the Board of Thomson Reuters (NYSE: TRI). As noted below, the Board of Directors has determined that Ms. Council is independent and is an audit committee financial expert.

Charles M. Farkas	72	2014

Advisory Partner at Bain & Company; former Global Co-Head of Bain’s Healthcare Practice; Director of the Company. Mr. Farkas is on the boards of Intuitive Healthcare, United Bridge Partners, and Medicinal Genomics. As noted below, the Board of Directors has determined that Mr. Farkas is independent.

Martha Goldberg Aronson	56	2016

Lead Independent Director. Former Executive Vice President and President of Global Healthcare for Ecolab, Inc. (NYSE: ECL); Former President of North America, Hill-Rom Holdings, Inc. (NYSE: HRC); Former Senior Vice President, Medtronic (NYSE: MDT); Former Interim Chief Executive Officer of Beta Bionics, Inc.; Former Director of Cardiovascular Systems, Inc. (NASDAQ: CSII) through April 2023; Former Director and Chair of Beta Bionics, Inc.; Former Director of Methode Electronics, Inc. (NYSE: MEI); Former Director Clinical Innovations, LLC; and Director of the Company. As noted below, the Board of Directors has determined that Ms. Goldberg Aronson is independent.

Curt R. Hartman	60	2014	Chair of the Board, President & Chief Executive Officer of the Company; former Interim Chief Executive Officer and Vice President, Chief Financial Officer of Stryker (NYSE: SYK).

Barbara J. Schwarzentraub	58	2019

Former Director and Divisional Chief Financial Officer for the Global Information Services Division of Caterpillar, Inc. (NYSE: CAT). As noted below, the Board of Directors has determined that Ms. Schwarzentraub is independent and is an audit committee financial expert.

John L. Workman	72	2015

Former Chief Executive Officer of Omnicare, Inc. and also former President, Chief Financial Officer and Executive Vice President; Director of the Company. Director of Agiliti, Inc. (formerly Universal Hospital Services); Director of Federal Signal Corp. (NYSE: FSS) and former Director for Care Capital Properties (NYSE: CCP). As noted below, the Board of Directors has determined that Dr. Workman is independent and is an audit committee financial expert.

More information concerning the directors and nominees is set forth below under PROPOSAL ONE: Election of Directors.

2024 Proxy Statement	3

Executive Compensation Highlights

Our executive compensation program is designed to support the longevity and stability of CONMED by driving long-term business outcomes, promoting strong governance practices, and encouraging responsible and balanced risk-taking to enable growth. This is achieved by linking individual pay with the Company’s performance on a diverse set of measures that are meant to align executive and stockholder interests. All senior executives have a significant portion of compensation that is variable and covers annual and multi-year performance periods. Long-term Incentive awards are designed to align executives with the Company’s long-term performance using performance-based equity awards and stock options designed to reward stock price performance over time.

We achieved strong financial performance in 2023 as reflected in the over achievement of 2023 short-term incentive targets. We enhanced our short- and long-term incentive programs through the addition of a Free Cash Flow target to short-term incentives, and the inclusion of performance stock units (“PSUs”) in our long-term incentive program for executives which further strengthens the execution of our pay for performance philosophy.

The Compensation Committee has also engaged a new Independent Compensation Consultant, Compensia, Inc., as further discussed in the section “Key Compensation Decisions—Role of Board of Directors, Management, and Compensation Consultant.”

Our executive compensation program, including compensation philosophy and pay components, is discussed in detail under the Compensation Discussion and Analysis section of this proxy statement.

4	2024 Proxy Statement

Executive Compensation Best Practices

Best Practices We Employ

✔ Majority of NEO compensation tied to long-term performance

✔ Equity awards require a double trigger for Change in Control vesting acceleration

✔ Stock ownership guidelines of 4x salary for CEO, 3x for the CFO, and 1x for other NEOs

✔ Robust holding requirements until minimum share ownership requirements are achieved

✔ Caps on incentive plan payouts

✔ Compensation Committee is comprised entirely of independent directors

✔ Compensation Committee engages an independent consultant

✔ Compensation Committee regularly meets in executive session without management present

✔ Annual risk assessment of the compensation program

✔ Minimum vesting schedule of at least 12 months for equity awards

✔ Incentive program designs do not encourage excessive risk taking

✔ Clawback policy that applies to incentive-based compensation received by executive officers, consistent with Dodd-Frank requirements

✔ The CEO is not present during any deliberations or voting of the Compensation Committee or Board regarding CEO compensation

Practices We Avoid

✘ Hedging and pledging stock are prohibited

✘ Our equity plan does not allow repricing of underwater stock options without stockholder approval

✘ We do not provide executive perquisites other than international employees where such perquisites are common

✘ Excise tax gross-ups are not included in our employment arrangements

✘ We do not pay dividends on unvested equity awards

✘ We do not guarantee our annual bonus payments; each bonus requires a threshold of performance

2024 Proxy Statement	5

Environmental Social and Governance (ESG)

ESG Governance

We know that a coordinated, thoughtful approach to ESG lends itself to a healthier, more sustainable future for our stakeholders, including CONMED employees, customers, vendors, stockholders, and community members. Our ESG strategy aligns with the scale of our business and the evolution of this important topic across the medical device industry.

Leadership of our ESG program starts with oversight by our Board of Directors, who receive updates on ESG strategy and related initiatives. As discussed in our Corporate Governance Principles, available on the Corporate Governance page of our website https://www.conmed.com/en/why-conmed/esg/corporate-governance, the full Board of Directors is charged with the responsibility for risk oversight related to CONMED’s ESG strategy. The full Board or its committees review and evaluate management’s strategies, policies, activities, and approach to ESG.

In addition to oversight by the full Board, the ESG Steering Committee provides strategic direction and prioritization of ESG initiatives. The steering committee comprises a cross-functional group of senior leaders, including:

•	Chair of the Board, President, and Chief Executive Officer

•	Executive Vice President of Finance and Chief Financial Officer

•	Executive Vice President and Chief Human Resources and Legal Officer and Secretary

•	Vice President of Global Manufacturing

Our ESG Leader provides management and oversight of our ESG program, and CONMED employees engage in impactful initiatives around the globe.

ESG Data and Reporting

Our most recent ESG Report is available on the ESG section of our website: https://www.conmed.com/en/why-conmed/esg

Our ESG Report includes metrics relevant to CONMED’s business, as well as those included in the Sustainability Accounting Standards Board (SASB) standards for the Medical Equipment & Supplies industry. We also align disclosures with the United Nations Sustainable Development Goals (UN SDGs).

6	2024 Proxy Statement

ESG Highlights

Environmental

•	Chihuahua, Mexico plant has held the Clean Industry Certification since 2015.

•	Utica, New York plant is ISO 14001 certified.

•	100% LED lighting at Utica and Chihuahua plants.

Social

•	Partners with United Way and TEAMFund to serve communities where we operate and provide medical innovation to underrepresented communities, respectively.

•	98% of employees participated in the 2023 Gallup Q12 Employee Engagement Survey.

•	Women make up 53% of our global workforce.

Governance

•	33% gender diversity on Board of Directors leading up to the 2024 Annual Meeting.

•	Committee Chair rotation every five years.

•	Board Service tenure limited to 12 years.

•	100% Independent Directors on all standing Board Committees.

2024 Proxy Statement	7

Investor Engagement

Our Approach

Our Board of Directors believes proactive solicitation and consideration of stockholder feedback is critical to driving long-term growth and creating stockholder value. Our stockholder engagement program is a robust, year-round process encompassing meetings held throughout the year with stockholders during which we encourage ongoing, meaningful dialogue about the issues they find most important.

Scope of Outreach and Key Topics

Since our 2023 Annual Meeting, we proactively reached out to stockholders representing approximately 78% of our outstanding common stock and engaged with stockholders who accepted our invitation to meet, representing approximately 10% of our outstanding common stock. Topics discussed included:

• Corporate Governance Practices and Policies	• Board Assessment and Refreshment
• Executive Compensation	• Sustainability Reporting and Disclosures

Moreover, between our Chief Executive Officer and Chief Financial Officer, CONMED was represented at eight healthcare conferences throughout 2023, where the Company’s strategic priorities and other topics were discussed.

8	2024 Proxy Statement

PROPOSAL ONE: Election of Directors

Jerome Lande will not be standing for reelection in 2024. The Board would like to thank him for his years of distinguished service to the Company and the Board. The Board has determined to fix the number of directors constituting the full Board at eight, as of the 2024 Annual Meeting. Accordingly, at the Annual Meeting, stockholders will vote to elect a Board of eight directors to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

Our Board of Directors has nominated eight directors for election at this Annual Meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. Each agreed to be named in this Proxy Statement and serve if elected.

The shares represented by proxies will be voted as specified by the stockholder. If the stockholder does not specify his or her choice, the shares will be voted in favor of the election of all of the nominees listed on the proxy card.

The Company has no reason to believe that any director nominee will be unavailable or will decline to serve. However, in the event that any nominee named in this proxy statement is unable to serve or for good cause will not serve, the shares represented by proxies will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee of the Board may recommend, to the extent this is not prohibited by the Company’s by-laws and applicable law. The eight director nominees who receive the greatest number of votes “for” at the meeting will be elected to the Board, subject to the majority voting standard adopted by the Board and reflected in the Corporate Governance Principles, as described below. Votes against, and votes withheld in respect of, a director nominee will have no effect on the outcome of the election of directors, except in the case of votes withheld to the extent they revoke earlier dated proxy cards. Stockholders are not entitled to cumulative voting rights.

Notwithstanding the plurality voting standard for election of directors, under Section IV of our Corporate Governance Principles, if the election of directors is uncontested, a director nominee who does not receive the vote of at least the majority of the votes cast with respect to such director’s election or reelection is expected to tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept or to reject the tendered resignation within 90 days after the certification of the election results. The Board will act on the resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and will publicly disclose the decision and the rationale behind it. If the Board does not accept the director nominee’s resignation, the director will continue to serve until his or her successor is duly elected or any earlier resignation, removal or separation. If the Board accepts the director nominee’s resignation, then the Board may, in its sole discretion, fill any resulting vacancy or decrease the size of the Board pursuant to our Certificate of Incorporation, by-laws and applicable corporate law.

The Board of Directors unanimously recommends a vote “FOR” each nominee.

2024 Proxy Statement	9

Director Nominees

David Bronson Age 70 Director since 2015 Committees: • Corporate Governance and Nominating (Chair) • Audit

Biographical Information: Mr. Bronson served as Executive Vice President and Chief Financial Officer of PSS World Medical, Inc. from 2002 until it was acquired by McKesson Corp in 2013. Prior to that, he was Chief Financial Officer of Digineer, Inc. from 2001 to 2002 and of VWR Scientific Products from 1995 to 1999, when it was acquired by Merck KGaA. Mr. Bronson previously spent 15 years at Baxter Healthcare,Inc., where he held various senior financial executive positions. He was a director and a member of the Audit Committee of Labsco, Inc. until 2016 and was a director and Audit Committee Chair of AxelaCare,Inc. through November 2015. Mr. Bronson received his Master of Science Degree in Management Studies from Northwestern University’s Kellogg School of Business and his Bachelor of Science Degree in Accounting from California State University, Fullerton. The Board of Directors has determined that Mr. Bronson is independent within the meaning of the rules of the New York Stock Exchange, and that he is an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission.

Qualifications: Mr. Bronson’s qualifications for election to CONMED’s Board include his extensive experience as a Chief Financial Officer generally, and in the healthcare industry in particular, as well as his financial and accounting expertise acquired through his prior positions. His exposure to, and familiarity with, healthcare services matters provides an important perspective to the Board. He has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

Brian P. Concannon Age 66 Director since 2013 Committees: • Compensation (Chair) • Strategy

Biographical Information: Mr. Concannon served as President and CEO of Haemonetics Corporation, a publicly traded company (NYSE: HAE) from April 2009 to October 2015. He joined Haemonetics in 2003 and served in various roles to include the President, Global Markets in 2006 and the Chief Operating Officer in 2007-2009. In April 2009, Mr. Concannon was promoted to President and Chief Executive Officer, and elected to the Haemonetics board of directors. Prior to joining Haemonetics, Mr. Concannon was the President, Northeast Region, for Cardinal Health Medical Products and Services where he was employed since 1998. From 1985 to 1998, he was employed by American Hospital Supply Corporation, Baxter Healthcare Corp and Allegiance Healthcare in a series of sales and operations management positions of increasing responsibility. He has served in leadership roles within the healthcare industry for more than 30 years. Mr. Concannon has been a member of the board of directors of Hivers and Strivers, an investment fund, since September 2020, and a member of the board of directors of VetAccel since November 2019. Mr. Concannon was also a member of the board of directors of South Shore Health and was Vice-Chair from January 2017 through December 2019. He was also a member of the board of directors of My Brother’s Keeper from January 2010 and served as the Chair of the Board from September 2011 through December 2021, and served as a member of the board of Aegle Health Partners from October 2021 to May 2023. Mr. Concannon was also appointed as the Civilian Aide to the Secretary of the Army for Massachusetts in October 2017. Mr. Concannon is a 1979 graduate of West Point. The Board of Directors has determined that Mr. Concannon is independent within the meaning of the rules of the New York Stock Exchange.

Qualifications: Mr. Concannon’s qualifications for election to CONMED’s Board include his experience as a former CEO and director of a publicly-traded medical device company, and the former president of distribution company. Mr. Concannon offers industry experience from a sales and marketing perspective. He has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

10	2024 Proxy Statement

LaVerne Council Age 62 Director since 2019 Committees: • Audit • Corporate Governance and Nominating

Biographical Information: Ms. Council is the Chief Executive Officer of Emerald One, LLC, a consulting company focused on helping business and technology organizations transform through digital change. She was the National Managing Principal, Enterprise Technology Strategy & Innovation for Grant Thornton LLP from December 2017 until November 2019. She served as the Senior Vice President and General Manager for MITRE Corporation from 2017 through 2018 and as the Assistant Secretary for Information &Technology and Chief Information Officer for the United States Department of Veteran Affairs from 2015 through 2017. Ms. Council was the Chief Executive Officer of Council Advisory Services, LLC from 2012 through 2015 and served as the Corporate Vice President and Global Chief Information Officer for Johnson& Johnson from 2006 through 2011. Before that, she served in several roles of increasing responsibility at DELL, Inc., most recently as the Global Vice President, Information Technology, Global Business Solutions, and Development Services. Ms. Council also serves on the board of directors of Concentrix (Nasdaq :CNXC), where she serves on the Audit and Compensation Committees, as well as the Board of Thomson Reuters (NYSE: TRI), where she serves on the Audit and Risk Committees. Ms. Council received her Master of Business Administration from Illinois State University and her Bachelor of Business Administration from Western Illinois University. She also holds an honorary Doctorate of Business Administration from Drexel University. Ms. Council also serves on the global board of Girl Up a UN Foundation Organization. The Board of Directors has determined that Ms. Council is independent within the meaning of the rules of the New York Stock Exchange, and that she is an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission.

Qualifications: Ms. Council’s qualifications for appointment to CONMED’s Board include her extensive experience as a global operations and information technology executive with budgets ranging up to $4.5 billion per year. The Board strongly believes that the Board and Company benefit from the perspective that Ms. Council brings from her business experience. She has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

Charles M. Farkas Age 72 Director since 2014 Committees: • Compensation • Strategy

Biographical Information: Mr. Farkas has spent more than 40 years at Bain & Company. Mr. Farkas became an Advisory Partner of Bain & Company on July 1, 2015. Prior to this, Mr. Farkas was a Senior Partner at Bain & Company, served as the Global Co-Head of Bain’s Healthcare Practice and advised leading medical technology and pharmaceutical companies in the United States, Europe, and Asia. He also advised academic medical centers and provider organizations in the United States. Mr. Farkas advised chief executives and senior managers in a wide variety of industries on issues critical to long-term success, including strategy, mergers and acquisitions, and operational effectiveness. He has served as the managing director of Bain Canada and as the global leader of Bain & Company’s Financial Services practice. Prior to working at Bain, Mr. Farkas received a Bachelor of Arts degree from Princeton University and a Masters in Business Administration from Harvard Business School. Mr. Farkas is also on the board of John A. Hartford Foundation, and from 2005 to 2017 was on the board of the Harvard Medical School. Mr. Farkas is on the board of Intuitive Healthcare, a portfolio company of Altamont Capital Partners. Mr. Farkas also serves on the board of United Bridge Partners, an infrastructure fund dedicated solely to financing, building, owning and operating toll bridges for cities, towns, counties, and states, and serves as Chair of the Board of Medicinal Genomics, a venture backed life science company in plant genomics. The Board of Directors has determined that Mr. Farkas is independent within the meaning of the rules of the New York Stock Exchange.

Qualifications: Mr. Farkas’ qualifications for election to CONMED’s Board include his almost 40 years working in the healthcare and medical technology fields in the U.S. and around the world. Mr. Farkas is a highly respected leader and he provides the Board with valuable strategic and governance perspectives, drawing on his vast experience inside and outside the healthcare industry. He has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

2024 Proxy Statement	11

Martha Goldberg Aronson Lead Independent Director Age 56 Director since 2016 Committees: • Corporate Governance and Nominating

Biographical Information: Ms. Goldberg Aronson has served as Lead Independent Director of the Company since May 2020. Ms. Goldberg Aronson has had responsibility for managing global health care businesses ranging in size from $500 million to $1.0 billion. She was the Executive Vice President and President of Global Healthcare for Ecolab, Inc. (NYSE: ECL) from 2012 through 2015, having previously served as the Senior Vice President and President – North America for Hill-Rom Holdings, Inc. (NYSE:HRC) from 2010 to 2012. Prior to that, Ms. Goldberg Aronson was the Senior Vice President and Chief Talent Officer for Medtronic, Inc. (NYSE: MDT), having held various prior general management positions within Medtronic, both in the U.S. and internationally. Ms. Goldberg Aronson holds a Bachelor of Arts Degree in Economics from Wellesley College, and a Masters in Business Administration from Harvard Business School. Ms. Goldberg Aronson also served on the board of directors of Methode Electronics, Inc. (NYSE: MEI) through September 2019, Clinical Innovations, LLC through December 2019, and Cardiovascular Systems, Inc. (NASDAQ: CSII) through 2023. Ms. Goldberg Aronson also served as a director of Beta Bionics from February 2020 through October 2022, having served as interim Chief Executive Officer from February 2022 through August 2022. The Board of Directors has determined that Ms. Goldberg Aronson is independent within the meaning of the rules of the New York Stock Exchange.

Qualifications: Ms. Goldberg Aronson’s qualifications for election to CONMED’s Board include her extensive experience in the global healthcare markets, including leadership roles within medical device companies, and her experience in marketing and talent development. The Board strongly believes that the Board and Company benefits from the perspectives that Ms. Goldberg Aronson brings to the Board and the Company from her business experience. She has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

Curt R. Hartman Chair of the Board Age 60 Director since 2014

Biographical Information: Mr. Hartman has served as Chair of the Board since May 2020, and President & Chief Executive Officer of the Company since November 9, 2014, after having served as Interim Chief Executive Officer of the Company from July 2014 to November 2014, and as a Director of the Company since March 2014. He had a twenty-two year career at Stryker Corporation (“Stryker”) (NYSE: SYK) from 1990 through February 2013. Most recently, he served as the Interim Chief Executive Officer of Stryker from February 2012 to October 2012. Prior to that role, Mr. Hartman was the Vice President of Finance and Vice President, CFO of Stryker from November 2008 to October 2012. Prior to that, Mr. Hartman was Global President, of the Stryker Instruments Division from September 1999 to October 2008. Mr. Hartman has a Bachelor of Science degree in Aerospace Engineering from the University of Michigan and a Harvard Advanced Management Program Certificate from the Harvard Business School. Prior to Mr. Hartman’s appointment as Interim CEO, the Board of Directors had determined that he was independent.

Qualifications: Mr. Hartman’s qualifications for election to CONMED’s Board include his vital role as the Chair, Chief Executive Officer and President of the Company, as well as his experience as a former CFO of a publicly-traded medical device company in the orthopedic space. He offers industry experience from a commercial, operational and financial perspective. He has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

12	2024 Proxy Statement

Barbara J. Schwarzentraub Age 58 Director since 2019 Committees: • Audit (Chair)

Biographical Information: Ms. Schwarzentraub held various roles at Caterpillar, Inc. from 1990 through 2020, including serving as a Director and Divisional Chief Financial Officer for their Global Information Services Division from 2017 until February 2020. From 2016 through 2017, Ms. Schwarzentraub was the Director of Caterpillar’s Global Component Manufacturing and Supply Chain, having previously served as the Director of Caterpillar’s Parts Distribution and Vice President of Caterpillar Logistics Services Inc. from 2010 through 2016. She also served as the Director of Global Finance Transformation from 2006 through 2010. Prior to these roles, Ms. Schwarzentraub held a number of positions of increasing responsibility within Caterpillar. Ms. Schwarzentraub received her Master of Business Administration and Bachelor of Science in Accounting from Bradley University. The Board of Directors has determined that Ms. Schwarzentraub is independent within the meaning of the rules of the New York Stock Exchange, and that she is an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission.

Qualifications: Ms. Schwarzentraub’s qualifications for appointment to CONMED’s Board include her extensive experience in information technology and supply chain management on a global basis, experience in leading large organizations, financial and accounting experience, and recent experience in an active leadership position. The Board strongly believes that the Board and Company benefits from the perspectives that Ms. Schwarzentraub brings to the Board and the Company as a result of her business experience. She has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

John L. Workman Age 72 Director since 2015 Committees: • Audit • Strategy

Biographical Information: Dr. Workman served as Chief Executive Officer of Omnicare, Inc. from 2012 to 2014, as President and Chief Financial Officer from 2011 to 2012, and as Executive Vice President and Chief Financial Officer from 2009 to 2010. From 2004 to 2009, he was Chief Financial Officer of HealthSouth Corporation (now Encompass Health Corporation), where he oversaw a comprehensive financial statement reconstruction and reduced the company’s debt level by 50% through both a recapitalization and asset divestitures. Prior to HealthSouth, Dr. Workman served as Chief Executive Officer of U.S. Can Corporation from 2002 to 2004. Dr. Workman started his career at KPMG, where he was a partner from 1981 to 1984. He is currently Chair of the board and the Audit Committee of Agiliti, Inc (NYSE:AGTI). Audit Committee Chair and member of the Compensation Committee and Corporate Governance and Nominating Committee of Federal Signal Corp (NYSE: FSS). Dr. Workman also served on the board of Care Capital Properties from August 2016 until its merger with Sabra Health Care REIT in August 2017. Dr. Workman received his EdD from Olivet Nazarene University, his Master of Business Administration in Finance and Accounting from the University of Chicago and his Bachelor of Science Degree in Accounting from Indiana University. Dr. Workman is a certified public accountant (inactive). The Board of Directors has determined that Mr. Workman is independent within the meaning of the rules of the New York Stock Exchange, and that he is an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission.

Qualifications: Dr. Workman’s qualifications for election to CONMED’s Board include his extensive experience as a Chief Financial Officer generally, and in the healthcare industry in particular, as well as his financial and accounting expertise acquired through his experience as a partner with KPMG. His exposure to, and familiarity with, health care services matters and capital structure issues provides valuable insights and perspectives to the Board. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

The Board of Directors has determined that Messrs. Bronson, Concannon, Farkas, Lande and Workman and Mses. Council, Goldberg Aronson and Schwarzentraub have no material relationship with the Company and are independent under the standards of the New York Stock Exchange. The independent directors meet in executive session during each Board meeting.

2024 Proxy Statement	13

Corporate Governance and Nominating Committee Report

The Corporate Governance and Nominating Committee is committed to recommending qualified individuals to the Board for nomination as members of the Board and its committees, and to make recommendations to the Board as to changes that the Committee believes to be desirable to the size of the Board.

Although the Committee has no minimum qualifications, the committee has developed and maintains a set of desirable skills and expertise for potential candidates for Board service. The Committee performs an assessment of the skills and experience needed to properly oversee the interests of the Company. Generally, the Committee reviews both the short- and long-term strategies of the Company to determine what current and future skills and experience are required of the Board in exercising its oversight function and in the context of the Company’s strategic priorities. The Committee then compares those skills to those of the current directors and potential director candidates. The Committee conducts targeted efforts to identify and recruit individuals who have the qualifications identified through this process, keeping in mind its commitment to diversity. As described in our Corporate Governance Principles, the Board selects nominees for independent director positions considering:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	Ability and willingness to commit adequate time to Board and committee matters;

•

The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and

•

Diversity of skills, qualifications, expertise (including financial, accounting, compliance, corporate social responsibility, public policy, cyber security or other relevant expertise), professional and industry knowledge, experiences, contacts, viewpoint, geographic location, education, diversity of opinion, and personal characteristics (including gender, ethnicity, race, background) relevant to the Company’s business.

Using the criteria set forth above, the Corporate Governance and Nominating Committee also considers the skills and expertise required to satisfy the listing requirements of the New York Stock Exchange, on which the Company’s stock is traded.

The Corporate Governance and Nominating Committee will consider any nominees submitted to the Company by stockholders wishing to propose nominees for election as directors at the 2024 Annual Meeting, provided that the stockholders proposing any such nominees have adhered to specified advance notice procedures contained in the Company’s by-laws, a copy of which is available on request to the Corporate Secretary of the Company, CONMED Corporation, 11311 Concept Blvd, Largo, FL 33773 (Telephone (727) 392-6464). The Committee may consider candidates proposed by management but is not required to do so.

As a result of the Board’s thoughtful approach to board composition, including its commitment to diversity and refreshment, our Board had previously been comprised of nine highly-qualified individuals who provide the Board with a well-rounded variety of skills, experience and diversity, and represent an effective mix of fresh perspectives and deep Company knowledge. Each director is individually qualified to make unique and substantial contributions to the Board, and, collectively, our directors’ diverse viewpoints and skill sets ensure that our Board is well-suited to provide the Company with valuable insight and effective oversight with respect to its business, overall performance and strategic direction.

Jerome Lande will not be standing for reelection in 2024. Upon review and discussion, the Board opted to set the size of the Board at eight directors. Therefore, the Committee made no recommendations or nominations for new directors.

Submitted by the Corporate Governance and Nominating Committee,

David Bronson (Chair)	LaVerne Council
Martha Goldberg Aronson

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Skills Matrix and Diversity

The Corporate Governance and Nominating Committee maintains a skills matrix, which it reviews and updates as needed, to serve two primary purposes. First, it includes many of the skills and backgrounds the Committee believes are particularly valuable for the Board to oversee the Company and its management. Second, it allows the Board to compare the skills required against the inventory of skills and backgrounds represented individually and collectively by all directors, so that the Corporate Governance and Nominating Committee can recommend changes to the Board, as needed, as the skills or backgrounds needed, or represented, change over time.

The key qualifications, skills, experience, and perspectives that each director brings to the Board are included in their individual biographies and summarized below. While all of these qualifications were considered by the Corporate Governance and Nominating Committee and the Board in making this year’s nomination decisions and as part of the Board refreshment process, the following summary does not encompass all of the skills, experience, qualifications and attributes of the director nominees and the fact that a particular skill, experience, qualification or attribute for a nominee is not listed below does not mean that he or she does not possess that skill, experience, qualification or attribute. The Board firmly believes that its highly qualified director nominees provide the Board with a diverse complement of specific business skills, experience, and perspectives necessary to ensure effective oversight. The skills the Board considers include, among others, the following:

Skills and Perspective
Independent	●	●	●	●	●		●	●
Strategic Planning	●	●	●	●	●	●	●	●
Sales & Marketing Expertise	●		●		●	●		●
Operational Effectiveness	●	●	●	●	●	●	●	●
Financial Compliance/Reporting		●		●		●	●	●
Technology and Innovation/R&D	●		●	●		●	●	●
International Experience	●		●	●	●		●	●
Medical Device Experience	●	●	●	●	●	●
Organizational Capability/ Succession Planning	●	●	●	●	●	●	●	●
Stockholders/Capital Markets Experience	●	●	●			●		●
Diversity	●			●			●

Diversity of Nominees	Age of Nominees	Tenure of Nominees

Average Age 65 years

2024 Proxy Statement	15

Board Refreshment and Term Limits

The Board has a comprehensive, on-going director succession and board refreshment planning process designed to provide the Board with an appropriate diversity of viewpoints, perspectives, skills, and experiences necessary to promote, support and oversee the Company’s strategy. The Board regularly evaluates the Company’s evolving needs and adds new skills, qualifications, and experience to the Board as necessary to ensure that the Board remains capable of addressing the risks, trends, and opportunities that the Company may face in the future.

The Board deeply values the thoughtful and robust deliberations that result from its current mix of new and long-standing directors, which allows it to benefit from both the historical and institutional knowledge of its longer-tenured directors as well as the additional perspectives contributed by its newer directors. As a result, our Board has adopted a director term limit policy. Under this policy, independent directors are expected to offer not to stand for reelection upon having completed 12 years of service as a director. For directors who have completed 12 years of service as a director during their terms, the expectation is that they will offer not to stand for reelection but will complete their terms. Notwithstanding the foregoing, the expected retirement can be waived if the Corporate Governance and Nominating Committee determines that there is good cause for such a waiver and that a waiver would be in the best interests of the Company.

In addition to regularly refreshing the composition of the Board of Directors, whose current average tenure is 7.6 years, the Corporate Governance and Nominating Committee has also made recommendations to refresh the membership and leadership of the various Board Committees and has made it a practice to change committee leadership after five years.

Note: Mr. Lande is not standing for reelection in 2024

Director Orientation and Continuing Education

When a new director joins the Board, the director is provided with a business briefing which provides an overview of CONMED and its businesses, products, markets, strategic plans, and risks. Once elected to the Board, the new director generally has the opportunity to have individual meetings with members of the senior management team.

Directors also have opportunities for continuing education. In 2023, the Board participated in two sessions with subject matter experts, one on the topic of the market and regulatory developments in China, and the other on the topic of Artificial Intelligence.

Annual Board Self-Assessment

The Board recognizes that a robust and constructive assessment process is an essential component of Board effectiveness. As such, the Board, and each committee, conduct annual self-assessments, except in some cases when there is a change in a committee chair mid-year, in which case the self-assessment may be postponed so that it covers a meaningful period of time under the new committee leadership.

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Each director submits individual responses and then a summary is compiled which identifies any themes or issues that have emerged. These self-assessments are designed to elicit suggestions about a range of topics designed to assess Board and committee performance, including Board and committee composition, structure, responsibilities, information received, accountability and effectiveness, among other topics.

The Corporate Governance and Nominating Committee considers the ways in which the Board processes and effectiveness may be enhanced based on the results of the assessment process. The Corporate Governance and Nominating Committee then reports on the results of the assessment process and recommends its suggested changes to the full Board of Directors.

Some examples of feedback incorporated as a result of the assessment process include:

• An annual dedicated Board meeting focused on the Company’s strategy	• Enhancements to our director onboarding and education program

• Board refreshment and changes in board composition	• Improvements in materials and information provided to the Board

• New directors with expertise in areas critical to our business strategy and operations	• Diversification of the location of Board meetings

• Outside presentations on emerging risks, industry trends, competitive environment, and other topics of interest	• Additional time allocated for discussions

Leadership Structure

The Board’s Leadership Structure is designed to promote Board effectiveness, and to allocate authority and responsibility appropriately between the Board and management. All members of our board committees—namely, the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Strategy Committee—are independent. The independent members of the Board meet regularly in executive sessions without management.

The Board believes that having a combined CEO and Chair is effective in allowing Mr. Hartman to draw on his deep knowledge of the operations of the business and industry developments to provide leadership on the broad strategic issues considered by the Board. At the same time, the appointment of a strong Lead Independent Director with clearly defined responsibilities and authority, along with the Board’s fully independent committees and substantial majority of independent directors, establishes an effective balance between management leadership and appropriate oversight by independent directors.

2024 Proxy Statement	17

The Board has defined the roles of Chair and Lead Independent Director as outlined below, so that the respective duties and responsibilities of the Chair and the Lead Independent Director are clear, effective and balanced:

Chair	Lead Independent Director

Prepares the agenda for meetings of the Board of Directors and committees, in consultation with the Lead Independent Director, and the chairs of the various Board Committees	Provides advice and consultation to Chair, and consults as to the agenda for meetings of the Board of Directors and committees, and has the authority to add items to the agenda

Establishes the schedule for Board and Committee meetings in light of the quarterly reporting obligations, investor conferences and meetings, and conflicting scheduling demands	Consults with Chair concerning schedule for meetings to ensure there is sufficient time to discuss all agenda items

Provides leadership for the Board of Directors during the meetings by presiding over the meetings, and for communications among directors between meetings	Presides over the meetings of the independent directors in executive session, and in the absence of the Chair

Guides the Board’s annual self-assessment	Serves as the liaison between the Chief Executive Officer and the independent directors between meetings, including providing feedback of discussions during executive sessions

Presides over the Annual Meeting of Stockholders	Has the authority to call a meeting of the Board, including a meeting of the independent directors

Acts as a sounding board for the Chair and CEO

Speaks to or meets individually with the Chair and CEO prior to and following each Board meeting or calls as appropriate

Establishes the priorities for the Board of Directors

Advises the CEO of the Board’s information needs

Guides the Board’s annual assessment of the CEO

Is available, as needed, to meet with stockholders

Risk Oversight

While the Company’s management is responsible for day-to-day risk management, the Board has the ultimate responsibility for overseeing the Company’s risk management process. The Company has instituted a thorough, comprehensive enterprise risk management program, which is a Company-wide effort to identify, assess, manage, report and monitor enterprise-wide risks that may affect our ability to achieve our business objectives. This program involves regular Board oversight along with updates on key risks by management, with subject matter experts within management as appropriate reporting at each regularly scheduled Board meeting of any material changes during the course of the year as they arise. To create the enterprise risk management assessment, executive management:

•	aggregates all significant risks that may have a material impact on the Company;

•	assesses industry-wide risks as experienced by competitors and others in the same industry as well as emerging risks, including, for example, cyber security and data privacy;

•	identifies a plan to mitigate, reduce or manage each identified risk, to the extent possible;

•	reviews each identified risk, with frequent monitoring of significant risks; and

•

provides the Board with reports on the overall enterprise risk management process, including a dashboard showing the likelihood and potential of each risk identified, as well as an identification of the trends for each risk, with management providing more in-depth reviews of key risks identified by management, or as requested by the Board.

18	2024 Proxy Statement

As detailed in our Corporate Governance Principles, available in the Corporate Governance section of our website (at https://www.conmed.com/en-us/why-conmed/esg/corporate-governance), while the overall responsibility for risk management resides with the full Board of Directors, in the interests of efficiency and allowing for more in-depth reviews, the Board has allocated the responsibilities for risk oversight as indicated in the following table, which is not an exhaustive or complete list of all risks overseen by the Board and is subject to change as the Board of Directors deems appropriate:

Risk	Board	Audit	Compensation	Corporate Governance and Nominating	Strategy

Compensation			•

Compliance	•	•

Cyber Security	•	•

Enterprise Risk	•

Financial Disclosure	•	•

Governance				•

Human Capital Management	•

Product Safety	•

Legal	•

Regulatory (FDA)	•

Business Strategy					•

Other Risks (e.g. Climate, ESG, other)	•

Meetings of the Board of Directors

During 2023, the full Board of Directors met six times in person or by telephone conference. Each director attended or participated in all of the board meetings, with the exception of two directors who were unable to attend one meeting due to scheduling conflicts. Directors are expected to attend our annual stockholder meetings. All directors serving on our Board at the time of the 2023 annual meeting were present for the meeting.

2024 Proxy Statement	19

Board Committees

The Company’s Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Strategy Committee. Current members of the individual committees are named below:

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Strategy Committee

Barbara J. Schwarzentraub, Chair	Brian Concannon, Chair	David Bronson, Chair	Jerome Lande, Chair
David Bronson	Charles M. Farkas	LaVerne Council	Brian P. Concannon
LaVerne Council	Jerome J. Lande	Martha Goldberg Aronson	Charles M. Farkas
John L. Workman			John L. Workman

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of four independent directors. As more fully detailed in its charter, the Audit Committee is charged with:

• Oversight of the Company’s accounting and financial reporting principles, policies and internal accounting controls and procedures.	• Oversight of the Company’s financial statements and the independent audit thereof.

• Nominating the outside independent registered public accounting firm to be proposed for stockholder approval.	• Evaluating and, where deemed appropriate, replacing the independent registered public accounting firm.

• Pre-approving all services permitted to be performed by the independent registered public accounting firm.	• Approving related-party transactions.

•   Establishing procedures for (i) the receipt, retention and treatment of complaints by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters.

• The oversight of the Company’s response to claims involving potential financial fraud or ethics matters.
• Overseeing the Company’s financial statement and financial reporting risks.

The Audit Committee has delegated its authority to pre-approve work by the independent registered public accounting firm and related-party transactions to the Chair of the Audit Committee, who is required to disclose any such pre-approvals at the Audit Committee’s next meeting.

The Audit Committee met nine times during 2023. All then-current members of the Audit Committee attended every meeting. The current Audit Committee Charter is available on the Company’s website in the corporate governance section (at
https://www.conmed.com/en-us/why-conmed/esg/corporate-governance). The charter is also available in print to any stockholder who requests it.

20	2024 Proxy Statement

Compensation Committee

The Compensation Committee currently consists of three independent directors. As more fully detailed in its charter, the Compensation Committee is charged with:

General

•   Establishing the Company’s general compensation philosophy, and to oversee the development and implementation of compensation programs.

•   Reviewing the Company’s policies with respect to recoupment of compensation or clawbacks.

•   Approving issuances under, or any material amendment of, any tax qualified, nondiscriminatory employee benefit plan or parallel nonqualified plan pursuant to which a director, officer or employee will acquire stock or options.

•   Overseeing compensation-related risks.

•   Overseeing regulatory compliance with respect to compensation matters.

CEO and CEO Executive Direct Reports

•   Reviewing and approving any severance, termination agreements, payments proposed to executive direct reports of the CEO.

•   Determining, or to recommending to the Board for determination, all components of the compensation of all other officers who report directly to the CEO of the Company.

•   Reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, to evaluate the performance of the CEO in light of those goals and objectives, and to determine, or to recommend to the Board for determination, all components of the CEO’s compensation level based on this evaluation.

Stockholder Engagement	Non-Employee Directors

• Reviewing the Company’s recommendation as to the frequency of ‘Say on Pay’ votes, and to consider the results of any stockholder votes on compensation matters.	• Reviewing the Company’s compensation plan, as to cash, equity or otherwise, with respect to the compensation of independent Directors on a periodic basis.

The Compensation Committee met six times during 2023. All then-current members of the Compensation Committee participated in every meeting. The current Compensation Committee Charter is available on the Company’s website in the corporate governance section (at https://www.conmed.com/en-us/why-conmed/esg/corporate-governance). The charter is also available in print to any stockholder who requests it.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of three independent directors. As more fully detailed in its charter, the Corporate Governance and Nominating Committee is charged with:

• Reviewing the leadership structure of the Board and its respective committees, and how the Board’s oversight functions relate to the leadership structure.	• Identifying individuals believed to be qualified to become Board members, and recommending to the Board the nominees to stand for election as directors.

• Developing and recommending to the Board a set of corporate governance principles applicable to the Company.	• Establishing procedures for the Committee to exercise oversight of the evaluation of the Board.

• Identifying Board members qualified to fill vacancies on any committee of the Board and recommending that the board appoint the identified member or members to the respective committee.	• Recommending to the Board from time to time as to changes that the Committee believes to be desirable to the size of the Board.

2024 Proxy Statement	21

The Corporate Governance and Nominating Committee met eight times during 2023. All then-current members of the Corporate Governance and Nominating Committee attended every meeting.

The current Corporate Governance and Nominating Committee Charter and Corporate Governance Principles are available on the Company’s website in the corporate governance section (at https://www.conmed.com/en-us/why-conmed/esg/corporate-governance).The charter is also available in print to any stockholder who requests it.

Strategy Committee

The Strategy Committee currently consists of four independent directors. As more fully detailed in its charter, the Corporate Governance and Nominating Committee is charged with:

• Strategy Facilitation. Work with the executive team to oversee the development and implementation of the Company’s corporate strategy.

•   Investments, Acquisitions and Divestitures. Provide input to the executive team on investment, acquisition and divestiture opportunities, and enable agile and efficient consideration by the full Board of inorganic initiatives.

As stated in its charter, the Strategy Committee is responsible for overseeing management’s long-term strategic plan for the Company, the risks and opportunities related to such strategy, and strategic decisions regarding investments, acquisitions and divestitures, and capital structure considerations that support the long-term strategic plan of the Company.

The Strategy Committee met three times in 2023. All members of the Strategy Committee attended every meeting. The current Strategy Committee Charter is available on the Company’s website in the corporate governance section (at https://www.conmed.com/en-us/why-conmed/esg/corporate-governance).The charter is also available in print to any stockholder who requests it.

Ethics Disclosure

The Company has adopted an ethics program which applies to all employees, including senior financial officers and the principal executive officer. The ethics program is available on the Company’s website in the Policies section (https://www.conmed.com/en-us/corporate-footer/policies) and is administered by the Company’s EVP and Chief Human Resources and Legal Officer and Secretary and the Company’s Senior Compliance Director. The Program codifies standards reasonably necessary to deter wrongdoing and to promote honest and ethical conduct, avoidance of conflicts of interest, full, fair, accurate, timely and understandable disclosure, compliance with laws, prompt internal reporting of code violations and accountability for adherence to the code and permits anonymous reporting to an independent third party, which forwards reports if and when it receives any anonymous reports. No waivers under the Ethics Program have been granted.

Communications with the Board of Directors

Stockholders and other interested parties who wish to communicate with the Board of Directors as a group or an individual director may do so by sending correspondence to the attention of the Corporate Secretary of the Company at 11311 Concept Blvd, Largo, FL 33773 with a cover letter specifying the intended recipient. At this time, no communications received by the Company in this manner will be screened, although this could change without prior notice. As set forth in the Company’s Corporate Governance Principles, the Company’s policy is that directors will participate in the Annual Meeting of Stockholders, absent exceptional circumstances. All directors attended the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”).

22	2024 Proxy Statement

Non-Employee Director Compensation

The Company uses a mix of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors, and to ensure non-employee directors interests are aligned with those of our stockholders. Non-employee director compensation consists of a mix of an annual retainer and equity compensation for non-employee directors.

The Compensation Committee reviews non-employee director compensation at least every two years. The Compensation Committee recommendations are subject to full Board of Directors approval. Prior to the 2023 review, the last increases took place in 2019 for cash compensation and 2022 for equity compensation.

The Compensation Committee reviewed the non-employee director compensation program in 2023 with the assistance of Compensia, Inc. (“Compensia”), the Compensation Committee’s independent compensation consultant (see the role of the independent compensation consultant discussed on page 35). Following a review of the cash and equity compensation elements of the non-employee director compensation as compared to peer company market data (peer company selection methodology discussed on pages 34), the Compensation Committee recommended to the Board an increase to the non-employee director cash retainer, the Compensation Committee Chair retainer, Corporate Governance and Nominating Committee Chair retainer, and Membership retainer. These increases were approved by the Board, effective for non-employee director compensation earned after January 1, 2024, as noted in the Non-Employee Director Cash Compensation Plan table, below.

Cash Compensation Paid to Non-Employee Directors

For 2023 and 2024, the Director Cash Compensation is described below:

Director Cash Compensation Plan

Name	2023 Annual Retainer Total (Paid Quarterly)	2024 Annual Retainer Total (Paid Quarterly)

Lead Independent Director	$110,000	$120,000

Directors (Non-Executive only)	$60,000	$70,000

Audit Committee Chair	$30,000	$30,000

Audit Committee Member	$15,000	$15,000

Governance or Compensation Committee Chair	$15,000	$17,500

Governance or Compensation Committee Member	$7,500	$8,750

Strategy Committee Chair	$15,000	$15,000

Strategy Committee Member	$7,500	$7,500

Equity Compensation Awarded to Non-Employee Directors

In 2023, each non-employee director, received grants of approximately $175,000 (using a Black Scholes valuation as of June 1, 2023) comprising 2,826 stock options and 302 restricted stock units (“RSUs”), which, in each case, will vest on June 1, 2024. The 2023 equity awards were granted from the Amended and Restated 2020 Non-Employee Director Equity Compensation Plan. In addition to the cash compensation changes noted above, equity compensation was also recommended to increased effective for non-employee director compensation earned after January 1, 2024, from a Black Scholes valuation of $175,000 to $185,000 with no change to the pay mix (with 20% of such valuation granted in RSUs and the remaining 80% granted in stock options).

2024 Proxy Statement	23

2023 Non-Employee Director Compensation Table

(a)	(b)	(c)	(d)	(e)

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)[2]	Total ($)

David Bronson	$90,000	$37,385	$137,485	$264,870

Brian P. Concannon	$82,500	$37,385	$137,485	$257,370

LaVerne Council	$82,500	$37,385	$137,485	$257,370

Charles M. Farkas	$75,000	$37,385	$137,485	$249,870

Martha Goldberg Aronson	$117,500	$37,385	$137,485	$292,370

Jerome J. Lande	$82,500	$37,385	$137,485	$257,370

Barbara J. Schwarzentraub	$90,000	$37,385	$137,485	$264,870

Dr. John L. Workman	$82,500	$37,385	$137,485	$257,370

(1)

Cash fees paid to directors may not match the amounts listed in the Director Cash Compensation Plan above due to changes in the committee assignments during the course of 2023. The fees earned or paid in cash with respect to Mr. Lande include amounts paid directly to Scopia Capital Management LP (“Scopia”).

(2)

Amounts in these columns reflect the grant date fair value of RSUs and stock options in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 10, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2023 Annual Report on Form 10-K (available at https://www.conmed.com/en/about-us/investor-relations).

Below is a summary of the stock options, stock appreciation rights (“SAR”s), and RSUs outstanding for non-employee Directors as of December 31, 2023.

Name	Stock Option & SAR Awards Outstanding (#)	Stock Awards Outstanding (#)

David Bronson	23,766	302

Brian P. Concannon	16,209	302

LaVerne Council	9,974	302

Charles M. Farkas	24,766	302

Martha Goldberg Aronson	22,766	302

Jerome J. Lande	13,152	302

Barbara J. Schwarzentraub	8,659	302

Dr. John L. Workman	23,766	302

Director Stock Ownership Requirements and Policy Prohibiting Hedging and Pledging Policy of Company Stock

In order to give the directors a direct stake in the Company’s future and to directly align their interests with those long-term interests of the stockholders, effective July 31, 2009 (and subsequently amended effective December 31, 2013), the Company adopted guidelines to encourage outright share ownership by directors. The ownership guidelines require directors to own four times their annual board retainer fee. Any new directors will be required to be in compliance with these guidelines within five years of becoming subject to this policy. These ownership guidelines also contain a retention requirement for equity-based awards until such time as the minimum share ownership is achieved. A complete copy of these guidelines is available on the Company’s website in the corporate governance section (at https://www.conmed.com/en-us/why-conmed/esg/corporate-governance). All directors were in compliance with these guidelines as assessed as of December 31, 2023.

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The Company prohibits directors from hedging or pledging Company stock or from buying or selling derivative securities related to the Company’s stock, such as puts or calls on Company stock, since such securities may diminish the alignment that the Company is trying to foster. This policy does not prohibit directors from purchasing the Company’s convertible notes or any other security issued directly by the Company that may be a derivative from or into the Company’s common stock. This policy also prohibits directors from purchasing Company stock on margin, from borrowing against Company stock on margin, or from pledging Company stock as collateral for a loan. All directors were in compliance with these guidelines as assessed as of December 31, 2023.

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Executive Officers

Terence M. Berge Vice President, Corporate Controller Age 54

Mr. Berge was promoted to Vice President, Corporate Controller in April 2015. Prior to this promotion, Mr. Berge served as the Company’s Treasurer from March 2008 through March 2015. In March 2013, Mr. Berge’s title was changed to Corporate Vice President, Treasurer and Assistant Controller. He joined the Company in June 1998 as Assistant Corporate Controller. Prior to joining the Company, Mr. Berge was employed by Price Waterhouse LLP from 1991 through 1998 where he served most recently as an audit manager. Mr. Berge is a certified public accountant and holds a Bachelor of Science degree in Accounting from the State University of New York at Oswego.

Patrick J. Beyer President, International and Global Orthopedics Age 58

Mr. Beyer was became our President International and Global Orthopedics in October 2020. Prior to this role, Mr. Beyer served as President of CONMED International, a role he held since joining the Company in December 2014. Prior to joining the Company, Mr. Beyer served as Chief Executive Officer of ICNet, a privately held infectious control software company from 2010 to 2014 when the company was sold. Prior to this, Mr. Beyer spent 21 years at Stryker Corporation (NYSE:SYK) where he led Stryker Europe from 2005 to 2009; Stryker UK, South Africa and Ireland from 2002 to 2005 and Stryker Medical from 1999 to 2002. Mr. Beyer is on the board of Bioventus (previously Misonix), where he is a member of the Audit Committee. Mr. Beyer graduated from Kalamazoo College with a Bachelor of Arts degree in Economics and Western Michigan University with an Master of Business Administration degree in Finance. He also completed Harvard Business School’s Advanced Management Program.

Edward Clifford Vice President, Global Manufacturing Age 48

Mr. Clifford joined the Company in July 2023 as Vice President of Global Manufacturing. Prior to joining the Company, Mr. Clifford was employed in the role of Executive Director Supply Chain by Consumers Energy Corporation, an investor-owned utility, from 2017 to 2023. Prior to this, Mr. Clifford worked at Stryker Corporation (NYSE:SYK) from 2008 to 2017, most recently as the Director Service, Global Process Owner. Prior to this, Mr. Clifford worked at Eaton (NYSE:ETN) from 2000 – 2008, most recently as a Commodity Manager. Mr. Clifford earned his Bachelor of Science degree in mechanical engineering with a minor in mathematics from Western Michigan University.

Heather L. Cohen Executive Vice President and Chief Human Resources and Legal Officer and Secretary Age 51

Ms. Cohen was promoted to Executive Vice President and Chief Human Resources and Legal Officer in December 2022, and reassumed the additional responsibilities of Secretary in September 2023. Previously, she served as Executive Vice President Human Resources from 2018 to 2023, Executive Vice President Human Resources and Secretary from 2015 to 2018, Executive Vice President Human Resources, Deputy General Counsel, and Secretary from 2013 to 2015, Vice President Corporate Human Resources, Deputy General Counsel, and Secretary from 2008 to 2015, Deputy General Counsel from 2002 to 2008, and Associate Counsel from 2001 to 2008. Prior to joining the Company, Ms. Cohen was an Associate Attorney with the law firm Getnick Livingston Atkinson Gigliotti & Priore, LLP from 1998 to 2001. Ms. Cohen holds a Bachelor of Arts degree in Political Science and Education from Colgate University and a Juris Doctorate degree from Emory University.

John Ferrell Executive Vice President, Human Resources Age 56

Mr. Ferrell was promoted to Executive Vice President Human Resources in December 2022. Prior to this, Mr. Ferrell served as Vice President Human Resources, International and Global Orthopedics from 2021 to 2022, and Vice President Human Resources, International from 2015 to 2021. Prior to joining the Company, Mr. Ferrell was employed by Stryker Corporation (NYSE:SYK) from 1994 to 2015, where he was the Vice President Human Resources for the Orthopedic Group from 2012 through 2015, previously having served as the Vice President Human Resources and Organizational Development, Europe from 2009 to 2012. Mr. Ferrell serves on the Board of LECMPA, a non-profit insurer for transportation workers. Mr. Ferrell has a Bachelor of Arts degree in Psychology from Oakland University, and Master of Arts degree in Labor and Industrial Relations from Michigan State University.

26	2024 Proxy Statement

Todd W. Garner Executive Vice President, Finance and Chief Financial Officer Age 55

Mr. Garner joined the Company as Executive Vice President and Chief Financial Officer in January 2018. Prior to joining CONMED, he served as Vice President Investor Relations for C.R. Bard, Inc. from 2011 until December 2017. Mr. Garner’s prior roles with C.R. Bard, Inc. include Vice President, Controller (Division Chief Financial Officer) for its Medical division from 2007 to 2011, Director of Financial Reporting from 2005 to 2007 and the Controller of the Reynosa Operations from 2003 to 2005. Prior to working at C.R. Bard, Inc., Mr. Garner was the acting Chief Financial Officer and Controller at Echopass Corporation (currently Genesys Corporation) from 2000 to 2003, the Controller and Value Planning Manager at Futura Industries, Corp. from 1997 to 2000, Accounting Manager at Excel Communications in 1997 and Accounting Coordinator at Verizon from 1995 to 1996. Mr. Garner began his career with Arthur Andersen LLP, where he was a senior auditor from 1992 to 1995. Mr. Garner holds a Master of Business Administration degree from the University of Texas – Rio Grande Valley, and a Bachelor of Science degree in accounting from Brigham Young University. Mr. Garner is also a Certified Public Accountant.

Brent Lalomia Vice President, Quality Assurance, Regulatory Affairs, Customer Experience, and Logistics Age 49

Mr. Lalomia assumed the role of Vice President, Quality Assurance, Regulatory Affairs, Customer Experience, and Logistics in May 2023. Prior to this, he served in the role of Vice President, Quality Assurance and Regulatory Affairs from 2019 to 2023. Prior to joining the Company, Mr. Lalomia worked at Stryker Corporation (NYSE:SYK) from 1996 to 2019, most recently as the Vice President, Quality Assurance and Facilities Management of the Stryker Instruments Division from 2014 to 2019. Mr. Lalomia holds a Master of Business Administration from the University of Notre Dame and a Bachelor of Science degree in Mechanical Engineering from Western Michigan University.

Johonna Pelletier Treasurer and Vice President, Tax Age 51

Ms. Pelletier was promoted to Treasurer and Vice President, Tax in April 2015. Prior to this, she joined the Company in 2005 as Tax Director. Prior to joining the Company, she was employed by PricewaterhouseCoopers where she most recently served as a tax senior manager. She is a certified public accountant and graduated with a Bachelor of Science degree in Accounting from Le Moyne College.

Stanley W. (Bill) Peters President, Advanced Surgical and Advanced Endoscopic Technologies Age 49

Mr. Peters was promoted to President Advanced Surgical and Advanced Endoscopic Technologies in March 2022. Prior to this, Mr. Peters joined the Company as Vice President and General Manager, U.S. Advanced Surgical in 2015. Prior to joining the Company, Mr. Peters served as Director of Sales for Mako Surgical Corporation from 2012 to 2014. Mako was purchased by Stryker Corporation (NYSE:SYK) in December 2013. Prior to this, Mr. Peters served as an executive with Endo Gastric Solutions from 2011 to 2012 and in sales leadership roles at Intuitive Surgical from 2009 to 2011. Prior to Intuitive Surgical, Mr. Peters was employed at Stryker Corporation in sales leadership from 2004 to 2009. Mr. Peters graduated from Ohio University with a Bachelor of Business Administration degree in Finance.

Peter K. Shagory Executive Vice President, Strategy and Corporate Development Age 55

Mr. Shagory joined the Company as Executive Vice President, Strategy and Corporate Development in May 2015. Mr. Shagory has more than 25 years of experience in healthcare venture investing and mergers and acquisitions through his previous venture capital, investment banking and corporate roles. Prior to joining the Company, Mr. Shagory led the strategy and business development efforts for Cardinal Health’s (NYSE:CAH) Medical Products Group within the Medical Segment from 2013 to 2015 where he played a key role in Cardinal Health’s entry into interventional cardiovascular and the advanced wound care categories. Prior to that, Mr. Shagory led the healthcare and life sciences investment effort at Baird Venture Partners from 2004 to 2013, focusing on medical technology and research tools and diagnostics. Mr. Shagory earned a Master of Business Administration from Dartmouth’s Tuck School of Business and a Bachelor of Science degree in Finance from Miami University in Oxford, Ohio.

2024 Proxy Statement	27

PROPOSAL TWO: Advisory Vote on Named Executive Officer Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board requests your advisory vote on named executive officer compensation.

The Compensation Discussion and Analysis (“CD&A”) beginning on page 30 describes the Company’s compensation philosophy and pay practices relative to the Named Executive Officers (“NEOs”). As described in the CD&A, compensation paid to the NEOs is heavily influenced by the Company’s financial performance, balancing the incentives to drive short-term and long-term goals. Further, the Compensation Committee and the Board of Directors believe that the Company’s compensation policies, procedures and philosophy serve to attract, retain and motivate the NEOs to achieve value for our stockholders.

The Board encourages stockholders to read the CD&A for a more complete description of the Company’s executive compensation policies and practices, as well as the Summary Compensation Table and other related compensation tables and narratives. The Compensation Committee and the Board of Directors believe the Company’s policies and procedures are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement reflects and supports these compensation policies and procedures.

Accordingly, we are asking stockholders to approve the following non-binding resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative disclosure in the proxy statement.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Compensation Committee and the Board of Directors will review and consider the voting results when evaluating our executive compensation programs.

At the 2023 Annual Meeting, stockholders recommended that we continue to hold annual advisory say-on-pay votes. The Board determined to follow stockholders’ recommendation and continues to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of the NEOs each year at the annual meeting of stockholders. The next advisory vote on the compensation of our NEOs will occur at the Company’s 2025 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote “FOR” this advisory resolution.

28	2024 Proxy Statement

A Letter From Our Compensation Committee

Dear Fellow Stockholders,

As members of CONMED Corporation’s Compensation Committee, we aim to design an executive compensation program that attracts, retains, and motivates top executive talent, and aligns rewards with performance goals that directly correlate to enhancing long term stockholder value. We, along with the entire CONMED Board of Directors, continue to seek stockholders’ perspectives and are committed to continuously aligning our executive compensation program with our compensation philosophy and with your feedback.

Based on stockholders’ feedback following the 2022 Annual Meeting, we added a new equity vehicle to our annual executive compensation program in 2023. While most stockholders we engaged with indicated that they found stock options to be an important equity vehicle to align executives with stockholders’ interest in long-term value creation, some stockholders expressed a desire for performance stock units (“PSUs”) to be included in our equity mix. After thorough consideration by the Compensation Committee, we added PSUs to the mix of equity vehicles utilized in the March 2023 awards. These PSUs, now comprise 50% of the annual equity value awarded to the CEO and 25% of the annual equity value awarded to the other named executives. We will continue to evaluate our equity mix over time to ensure it meets our stockholders’ objectives.

Stockholders’ response to this change and to our compensation program more broadly has been consistently positive, including as indicated by the 2023 Say on Pay vote, which yielded a 93.8% vote in favor of our executive compensation programs. Consistent with stockholder feedback and given the result of the 2023 Say on Pay vote, the Compensation Committee did not make any other programmatic changes for 2023.

The Compensation Committee is, and will remain, committed to the evaluation and improvement of our executive compensation program, informed by ongoing candid discussions with you, our stockholders. We look forward to continuing the dialogue and encourage you to reach out with any questions or concerns related to our program before making your voting decision. Thank you for your investment in CONMED.

The Compensation Committee,

Brian Concannon, Compensation Committee Chair

Chuck Farkas

Jerome Lande

2024 Proxy Statement	29

Compensation Discussion and Analysis

The following Compensation Discussion & Analysis (“CD&A”) provides a description of CONMED’s executive compensation philosophy and programs and, more specifically, discusses the process to determine the compensation of our named executive officers (“NEOs”), as identified below.

Name	Title

Curt R. Hartman	Chair of the Board, President, and Chief Executive Officer

Todd W. Garner	Executive Vice President, Finance and Chief Financial Officer

Patrick J. Beyer	President, International and Global Orthopedics

Stanley (Bill) W. Peters	President, Advanced Surgical and Advanced Endoscopic Technologies

Heather L. Cohen	Executive Vice President and Chief Human Resources and Legal Officer and Secretary

Overview of Executive Compensation

Compensation Philosophy

CONMED’s compensation philosophy is grounded in the need to attract, motivate, and retain top talent who deliver performance aligned with stockholder interests and to foster an entrepreneurial mindset through appropriate balancing of growth and risk over the short and long-term, in a manner that is cost efficient.

30	2024 Proxy Statement

Compensation Discussion and Analysis

Compensation Philosophy in Action

The Company’s executive compensation program is designed to support the principles of the compensation philosophy, as detailed below:

Compensation Philosophy Principle	How our compensation program supports this principle
Attract, retain, and motivate top talent.

•   We provide competitive compensation programs that attract and retain talented executives with a strong track record of success, resulting in a high performing and stable leadership team.

•   We continue to monitor market trends and adjust compensation programs accordingly, where relevant.

Provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as facilitate executive retention.

•   Our incentive programs are designed to drive accountability for executing our strategy.

•   For our business unit executives, annual bonuses are tied, in part, to their respective business unit performance; for corporate executives, annual bonuses are tied to total company performance; annual equity awards for all executives are based on overall company performance.

•   We set target performance levels that are challenging and aligned to the goals we communicate to investors.

•   We set and reward achievement of commensurately more challenging goals with above-target payout levels.

Align the executives’ interests with those of stockholders through incentives linked to specific performance of objective goals.

•   Our program provides an appropriate mix of compensation elements balancing short-term and long-term considerations.

•   Cash payments reward achievement of short-term goals while equity awards encourage our named executives to deliver sustained strong results over multi-year performance periods.

•   We continue to emphasize the portion of our executive compensation delivered in the form of long-term equity incentive compensation, rather than cash, to further align our executives with investors’ interests.

Appropriately balance growth and risk.

•   Our equity awards have specific holding and retention requirements for senior executives (including all of our NEOs), which discourage excessive risk taking by keeping long-term compensation aligned with our share price performance even after it is earned.

•   The Compensation Committee and Board retain discretion to adjust compensation for quality of performance and lack of adherence to Company values.

2024 Proxy Statement	31

Compensation Discussion and Analysis

Executive Compensation Best Practices

Best Practices We Employ

✔ Majority of NEO compensation tied to long-term performance

✔ Equity awards require a double trigger for Change in Control vesting acceleration

✔ Stock ownership guidelines of 4x salary for CEO, 3x for the CFO, and 1x for other NEOs

✔ Robust holding requirements until minimum share ownership requirements are achieved

✔ Caps on incentive plan payouts

✔ Compensation Committee is comprised entirely of independent directors

✔ Compensation Committee engages an independent consultant

✔ Compensation Committee regularly meets in executive session without management present

✔ Annual risk assessment of the compensation program

✔ Minimum vesting schedule of at least 12 months for equity awards

✔ Incentive program designs do not encourage excessive risk taking

✔ Clawback policy that applies to incentive-based compensation received by executive officers, consistent with Dodd-Frank requirements

✔ The CEO is not present during any deliberations or voting of the Compensation Committee or Board regarding CEO compensation

Practices We Avoid

✘ Hedging and pledging stock are prohibited

✘ Our equity plan does not allow repricing of underwater stock options without stockholder approval

✘ We do not provide executive perquisites other than international employees where such perquisites are common

✘ Excise tax gross-ups are not included in our employment arrangements

✘ We do not pay dividends on unvested equity awards

✘ We do not guarantee our annual bonus payments; each bonus requires a threshold of performance

32	2024 Proxy Statement

Compensation Discussion and Analysis

Key Compensation Elements Summary

Fixed	At Risk
Short Term		Long Term Equity Based
Salary	Annual Bonus	Performance Stock Units	Stock Options
Provide base pay level aligned with roles, responsibilities, and individual performance to attract and retain top talent.	Deliver on annual pre-determined financial goals. Serves as key compensation vehicle for driving financial performance each year.	Focus executives on the achievement of longer-term financial performance directly aligned to relative Total Shareholder Return (“TSR”).	Reward stock price performance over time.

Base salaries are based on a review of compensation paid by peer companies and other survey data. Base salary is evaluated annually, and subject to adjustment based on individual performance, or in connection with an executive taking on substantially increased responsibilities.

Bonus targets as a percentage of salary range from 65% to 110%

A significant portion of overall compensation, at target, ranging from 73% for the CEO to an average of 61% for the other NEOs, consists of equity compensation vesting over 3, 4, or 5 years.

The 2023 equity grants to the CEO were awarded with 50% in target value in PSUs and 50% in target value in stock options. For our other executives, the target value was split 75% in stock options and 25% in PSUs.

While there is no fixed formula, the Compensation Committee seeks an appropriate balance between these elements that is market competitive and puts a significant portion of compensation “at risk” depending on the Company’s performance. In addition, the Compensation Committee believes that senior executives who have a greater and more direct impact and influence over the Company’s overall performance should receive a significant proportion of compensation in the form of equity relative to their total compensation, thus seeking to align the executive’s incentives and impact with the value the executive brings to the Company-wide performance.

What has Changed in 2023?

Inclusion of PSUs in the equity plan

Given the nature of the market for talent, and the size of the competitors with whom we compete for talent, it is critical for the Company to provide a differentiator that attracts the talent needed to drive Company performance and deliver above market growth. This differentiation has come in the form of an emphasis on long-term equity, which we have historically been granted nearly exclusively in the form of stock options. This approach underscores the belief that the essential talent needed is driven by an entrepreneurial mindset; a mindset that thinks like an owner of the business, motivated to deliver results over the long-term.

We believe that an equity program that features a heavy weighting of stock options appropriately attracts, retains, and rewards our executives. We believe that stock options align the executives’ interests with those of our stockholders because they have no value unless the stock price increases over time. The annual cycle of awards regularly aligns the executives’ interests with those stockholders at various cost bases. Additionally, our stock options are an affordable compensation vehicle for the Company as compared to other forms of equity compensation, given that our stock options vest over five years. Other forms of equity typically vest over shorter periods of time, which results in higher period costs. Additionally, from the executives’ perspective, stock options can be more tax efficient.

As disclosed in the Company’s 2023 Proxy Statement, commencing in 2023, we began including a component of PSUs in the mix of the annual executive equity compensation in response to some themes identified when engaging with stockholders following the 2022 meeting. By including PSUs in our equity mix, we believe we have introduced another element that strongly aligns pay

2024 Proxy Statement	33

Compensation Discussion and Analysis

with performance by assessing the Company performance as compared to an identified market peer group. For further description of this added feature of our program, please refer to the “2023 Equity Compensation” section below.

Enhanced Disclosures

We also continually work to enhance our disclosures around our historical compensation practices in order to provide more clarity as to why certain compensation is awarded and how our philosophy and practices are designed to attract, motivate, and reward executives that deliver long-term value for our stockholders.

Inclusion of Free Cash Flow in Bonus Plan

We have included Free Cash Flow as an additional goal in executive bonus plans to drive further focus on capital expenditures as well as inventory management. Our short-term cash incentive plan continues to be 100% financial metric driven.

Compensation Setting Process

Our Compensation Committee uses a comparative framework to help define specific peer companies and several other broad-based compensation survey data sources to help with the assessment. Additionally, the Board and the Compensation Committee believe we employ some of the most talented executive officers in our industry. Our executives are routinely recruited as candidates to lead other life science companies. Given the strength of our executives, the Compensation Committee believes it is critical they receive target total direct compensation opportunities reflecting their individual skills and experiences to retain and properly motivate them, while ensuring that the executive compensation is aligned with the long-term creation of value for our stockholders.

We regularly review this competitive market data which includes data with respect to salary, bonus, total cash, equity and total direct compensation.

Total Company performance is the leading factor in informing the appropriate target compensation levels. In addition, when assessing where to position each individual executive’s pay, we also consider other factors such as:

•	Individual performance over time;

•	Anticipated future impact;

•	Experience, unique skills/talents, knowledge;

•	Individual motivators.

It is with this macro-view that we evaluate the available competitive market data alongside the experience, skills, delivered results, and leadership of individuals. Our peer data is based on public filings and broad-based compensation survey data from the Radford Global Life Sciences Survey.

Each year the Compensation Committee works with its independent compensation consultant to review compensation for similar positions at other corporations, within a designated peer group of companies, to help ensure that the Company’s overall compensation levels, and the elements thereof, are appropriate.

As our Company evolves, we continue to revisit and refine, as needed, this peer group. To select peers for 2023, we worked with Radford to consider companies which generally fit within the following criteria:

•	Market Capitalization – 1/3 to 3x the Company’s 30-day average market value, now ranging from $900 million to $8.3 billion, with CONMED landing at the 32nd percentile;

•	Revenue – 1/3 to 3x the Company’s trailing twelve-month revenue, now ranging from $340 million to $3.06 billion, with CONMED falling at the 52nd percentile;

•	Headcount – 1/3 to 3x the Company’s headcount, now ranging from 1,275 to 11,400, with CONMED being at the 65th percentile.

34	2024 Proxy Statement

Compensation Discussion and Analysis

During 2023, our Peer Group was as follows:

Globus Medical	LivaNova	Nevro
Haemonetics	Masimo	NuVasive
ICU Medical	Merit Medical Systems	Penumbra
Integra LifeSciences	Natus Medical	Varex Imaging

Our peer group for 2023 is the same as 2022 with the one exception of the removal of Orthofix Medical. Orthofix Medical was removed from the peer group as they fell outside of the above Market Capitalization and Headcount criteria as described above.

Key Compensation Decisions

Role of Board of Directors, Management, and Independent Compensation Consultant

The Compensation Committee oversees all aspects of compensation for executives with the full Board reviewing and approving compensation matters related to the CEO based on recommendations from the Compensation Committee.

The Compensation Committee considers the recommendation of the CEO along with the Executive Vice President, Chief Human Resources and Legal Officer and Secretary in reviewing and approving the base salaries of the executives (other than the CEO, and with the Executive Vice President, Chief Human Resources and Legal Officer and Secretary not participating in the Compensation Committee discussions relative to her own compensation). The Compensation Committee considers the recommendation of the CEO in reviewing and approving the base salary for the Executive Vice President, Chief Human Resources and Legal Officer and Secretary.

In making recommendations for the executives, the CEO considers the individual’s contribution to the Company’s performance and exercises judgment and discretion when considering any additional factors that should appropriately affect the executive’s salary such as market competitiveness, current compensation data provided by its independent compensation consultant, compensation data derived from the proxies of the peer companies described above and, as appropriate, compensation data gathered from third-party compensation surveys generally available to the Company. No specific formula is used to weigh or evaluate these factors; rather, the CEO considers such factors on the whole when making a base salary recommendation.

In the fall of 2015, the Compensation Committee, retained Radford, part of the Rewards Solutions practice of Aon plc, as its independent compensation consultant in connection with the compensation paid to the executives, and to review non-employee director compensation. In 2023, the Compensation Committee believed it was an appropriate time to conduct a search for a new independent compensation consultant, considering that CONMED had grown and evolved since 2015. In the spring of 2023, the Compensation Committee followed a rigorous process including interviewing several different compensation consultants to identify the best partner for the Compensation Committee. The result of that the Compensation Committee retained Compensia Inc., as its independent compensation consultant.

The Compensation Committee has assessed the independence of both Radford and Compensia pursuant to SEC and NYSE rules. Neither Radford nor Compensia provide any material services to management and the Compensation Committee has determined that neither has any business or personal relationship with any member of the Compensation Committee or management. Based on its consideration of the foregoing and other relevant factors, the Compensation Committee concluded that their work did not give rise to any conflicts of interest, and that Radford and Compensia are independent. Consistent with prior practice, we will evaluate the independence of our compensation consultant annually.

In determining executive compensation for 2023, the Compensation Committee obtained input and advice from Radford, and reviewed recommendations from our CEO and the Executive Vice President, Chief Human Resources and Legal Officer and Secretary with respect to the performance and compensation of our other executives. The Board of Directors, upon recommendation from the Compensation Committee, reviews and approves the CEO’s compensation.

In 2022 and continuing into 2023, the Company also retained Infinite Equity, an objective, third-party equity compensation consultant, to evaluate our equity program and assess a range of equity vehicles and their alignment to our compensation philosophy, the impact from an expense perspective, and market competitiveness.

2024 Proxy Statement	35

Compensation Discussion and Analysis

Risk Assessment

The Compensation Committee annually evaluates the Company’s compensation programs to assess whether such programs as designed or administered might facilitate or encourage excessive risk-taking by employees. In 2023, the Compensation Committee concluded that the programs are not reasonably likely to have a material adverse effect on the Company in part due to the following program elements: (i) limits provided on annual incentive and long-term performance awards, (ii) the potential opportunity derived from long-term incentive programs outweigh the benefit available under the annual incentive programs thereby creating a focus on sustained Company operational and financial performance, and (iii) the stock ownership guidelines impacting all of executives. Among the design features that mitigate the likelihood of excessive risk-taking are:

•	Multiple metrics that balance revenue and profitability

•	Linear payout schemes with performance thresholds and caps

•	Reasonable pre-set goals which are well-defined and communicated

•	A strong recoupment policy

•	Training on our Code of Conduct and other policies that educate employees on appropriate behaviors and the consequences of inappropriate actions; and

•	Balance of short and long-term compensation that align with creating value in our stock]

Compensation Mix

2023 CEO Target Pay Mix	2023 Other NEO Average Target Pay Mix

2023 Base Salary

An NEO’s salary is initially established based upon an evaluation of the competitive base salaries for similar positions in the market. Absent a promotion or some other unusual circumstance, such as a change in responsibilities, base salaries are reviewed once per year.

As to the process for reviewing the base salary for the CEO, the Compensation Committee considers the Company’s performance, the CEO’s contribution and his responsibilities as well as the competitive talent market. The base salary adjustments in February 2023, effective as of March 2023, were as noted in the chart below.

36	2024 Proxy Statement

Compensation Discussion and Analysis

Name	2023 Base Salary	2022 Base Salary	% Change 2023 Compared to 2022

Curt R. Hartman	$950,000	$950,000	0%

Todd W. Garner	$541,600	$525,825	3%

Patrick J. Beyer(1)	$551,604	$505,471	3%

Stanley W. (Bill) Peters	$453,913	$440,692	3%

Heather L. Cohen	$420,000	$420,000	0%

(1)

Mr. Beyer is located in the United Kingdom, and, while the amounts shown in this table are expressed in U.S. dollars, his salary is paid in British pounds. This amount was converted to U.S. dollars using exchange rates of £0.7868 and £0.834 to U.S. $1.00 on December 29, 2023 (the last business day of the year) and December 31, 2022, respectively. Due to currency fluctuations between December 31, 2022, and December 29, 2023 this increase (3% in British pounds) differs from the actual experienced compensation change when shown in U.S. dollars.

2024 Proxy Statement	37

Compensation Discussion and Analysis

2023 Executive Bonus Plan

The Company maintains the stockholder-approved Executive Bonus Plan, which may be used to provide short-term incentive compensation opportunities to the executives, including our NEOs. For the NEOs, annual target bonus opportunities and performance metrics are established in the first quarter of the year by the Compensation Committee and the Board of Directors at the meeting typically held in late February or early March.

Executive Bonus Plan Performance Goals for 2023

The Executive Bonus Plan performance goals for 2023 were initially established by the Compensation Committee and approved by the full Board in February 2023, as described below. The bonus payments were conditioned upon the achievement of certain threshold performance goals and were to be measured on a sliding scale between threshold and maximum performance. The weighting of each performance metric (in each case, expressed as a percentage of the NEO’s annual base salary) varied by position, although given the importance of profitability, Adjusted Diluted Net EPS was the most heavily weighted performance metric for all NEOs. The thresholds, targets and maximums performance levels for each performance metric were as follows:

	Threshold	Target	Maximum

Curt R. Hartman

Net Sales (FX Adjusted)	7.70%	38.50%	77.00%

Adjusted Diluted Net EPS	11.00%	55.00%	110.00%
Free Cash Flow	3.30%	16.50%	33.00%

Total	22.00%	110.00%	220.00%

Todd W. Garner

Net Sales (FX Adjusted)	5.60%	28.00%	56.00%

Adjusted Diluted Net EPS	8.00%	40.00%	80.00%
Free Cash Flow	2.40%	12.00%	24.00%

Total	16.00%	80.00%	160.00%

Patrick J. Beyer

Net Sales (FX Adjusted)	4.80%	24.00%	48.00%

Adjusted Diluted Net EPS	6.40%	32.00%	64.00%

Free Cash Flow	0.80%	4.00%	8.00%
Commercial Goals	4.00%	20.00%	40.00%

Total	16.00%	80.00%	160.00%

Stanley W. (Bill) Peters

Net Sales (FX Adjusted)	3.90%	19.50%	39.00%

Adjusted Diluted Net EPS	5.20%	26.00%	52.00%

Free Cash Flow	0.65%	3.25%	6.50%
Commercial Goals	3.25%	16.25%	32.50%

Total	13.00%	65.00%	130.00%

Heather L. Cohen

Net Sales (FX Adjusted)	5.20%	26.00%	52.00%

Adjusted Diluted Net EPS	6.50%	32.50%	65.00%

Free Cash Flow	1.30%	6.50%	13.00%

Total	13.00%	65.00%	130.00%

Mr. Beyer’s aggregate target bonus moved from 75% in 2022 to 80% in 2023.

38	2024 Proxy Statement

Compensation Discussion and Analysis

Adjusted Diluted Net EPS (“Adjusted EPS”) for these purposes was adjusted for items such as amortization of intangible assets, amortization of deferred financing fees and debt discount, unusual items, including restructuring charges, impairment charges, changes in tax or accounting rules, acquisitions or other special or nonrecurring events. Executive Bonus Plan goals are based on the Company’s financial results as reported in conformance with GAAP but may be adjusted at the Compensation Committee’s discretion to reflect the impact of specified corporate transactions, changes in foreign currency exchange rates, accounting or tax changes and items that may not be indicative of or are unrelated to our core operating results so that the operating results of the Company are calculated on a comparable basis from year to year. A reconciliation of GAAP performance measures to non-GAAP performance measures for the to Adjusted EPS performance is shown on page 75. The Compensation Committee structured this scale to incent executives with challenging targets based upon the Company’s internal goals and guidance to investors.

2023 Actual Payouts

For 2023, the Company achieved:

Goal	Threshold	Target	Maximum	Result	Associated Payout Percent

Net Sales (FX Adjusted)	$991.2	$1,221.2	$1,465.2	$1,244.9	109.7%

Adjusted Diluted Net EPS	$3.19	$3.32	$3.58	$3.45	150%

Free Cash Flow	$90.0	$99.6	$118.8	$106.3	135%

Net Sales (FX Adjusted) and Free Cash Flow are represented above in millions. All performance metrics have a threshold payment of 20%, target payment of 100% and maximum payment of 200%. The targets for Net Sales (FX Adjusted) and Adjusted EPS shown above represent significant growth from 2022. For 2023, the thresholds were set slightly below the 2022 thresholds based on the 2022 year-end results. As a reminder, Free Cash Flow was introduced in 2023.

*

Refer to the “GAAP to Non-GAAP Reconciliations” section for the most directly comparable GAAP measure, GAAP net sales, GAAP diluted earnings per share and GAAP net cash provided by operating activities less GAAP purchases of property, plant & equipment.

Applying these results, as well as the achievement of the commercial goals for Mr. Beyer and Mr. Peters bonuses were earned as follows:

Name	Bonus Target (as % of Base Salary	Net Sales (FX Adjusted) Achieved	Adjusted EPS Performance Achieved	Free Cash Flow	Commercial Goals	FY 2023 Actual Performance Achieved (as % of target bonus)	FY 2023 Earned Bonus (as % of YE base salary)	FY 2023 Earned Bonus ($)
Curt R. Hartman	110%	109.7%	150%	135%	n/a	133.6%	147.0%	$1,396,590
Todd W. Garner	80%	109.7%	150%	135%	n/a	133.6%	106.9%	$579,057
Patrick J. Beyer	80%	109.7%	150%	135%	59.4%	114.5%	91.6%	$505,300
Stanley W. (Bill) Peters	65%	109.7%	150%	135%	129.2%	132.0%	85.8%	$389,339
Heather L. Cohen	65%	109.7%	150%	135%	n/a	132.4%	86.0%	$361,397

(1)

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his bonus compensation is paid in British pounds. This amount was converted to U.S. dollars using an exchange rate of £0.7868 to U.S. $1.00, which was the spot rate as of December 29, 2023.

2023 Equity Compensation

Equity compensation is a critical element of our compensation philosophy in order to attract, motivate and retain exceptional executive talent who lead with an entrepreneurial mindset. Equity compensation awards to our NEOs were granted under our 2018 Long-Term Incentive Plan (the “LTIP”). The Compensation Committee generally determines the amount of equity compensation for each NEO other than the CEO, based in part, on recommendations from the CEO and Executive Vice President and Chief Human Resources and Legal Officer and Secretary. Additionally, the Compensation Committee reviews the expense and the annual and aggregate dilutive impact of our equity award grants.

2024 Proxy Statement	39

Compensation Discussion and Analysis

For 2023, our executive equity award grants consisted of stock options and PSUs. The Compensation Committee believes that these awards help to deliver meaningful stability in executive leadership which is advantageous to the Company’s continued growth.

Equity awards are generally nontransferable other than on death and stock options and SARs expire ten years from date of grant. The Company has a policy against cash buyouts of underwater stock options or SARs, and such repurchases are expressly prohibited by the LTIP, unless approved by stockholders.

These equity grants, as well as the annual equity grants made to NEOs since 2015 under the Long Term Incentive Plans, are subject to “double-trigger” vesting on a termination of the NEO’s employment by the Company other than for “cause” or by the NEO for “good reason” (each as defined in the applicable award agreement) within two years following the change in control (as defined in the applicable award agreement). Our equity compensation awards also include applicable restrictive covenants.

Performance Stock Units

After thorough consideration by the Compensation Committee of feedback received from our stockholders following our 2022 Annual Meeting of Stockholders and the implications to the application of the compensation philosophy, the Compensation Committee, with full support of the Board, added PSUs to the mix of equity vehicles used in the March 2023 equity awards. For Mr. Hartman the value mix awarded was 50% in stock options and 50% in PSUs. For the other executives, the value mix awarded was 75% stock options and 25% PSUs. The process to assess the appropriate value of the award granted remains the same as did the philosophy relative to market targets and other factors previously discussed. Once the equity award values were established, the number of stock options and PSUs is determined based on the value on the grant date. Any small differences between the Targeted Grant Value and the value reported in the 2023 Summary Compensation Table on page 46 is due to rounding based on the actual fair value of the stock options and PSUs on the grant date as determined for financial reporting purposes.

The targeted equity grant value for each NEO was established based on the Company’s relative performance, the competitive talent market, and the individual and collective performance of the team.

NEO	Targeted Grant Value	Stock Options	PSUs

Curt R. Hartman	$5,315,000	67,141	18,256

Todd W. Garner	$1,700,000	32,212	2,920

Patrick J. Beyer	$1,700,000	32,212	2,920

Stanley (Bill) W. Peters	$1,100,000	20,843	1,889

Heather L. Cohen	$1,000,000	18,948	1,717

Performance Level	Achievement Relative to Index Percentile	Payout Percentage

Maximum	75th or above	200%

Target	50th	100%

Threshold	25th	50%

Below Threshold	Below 25th	0%

The PSUs are to be earned and vest on our relative TSR compared to the TSR of Standard & Poor’s Healthcare Equipment Select Index. The awards “cliff” vest after a three-year performance period (measured from the date of the grant). If the Company’s relative TSR performance to the Index is at or below the 25th percentile, there will be no payment. The maximum payment is equal to 200% of the target number of units granted. Each earned unit may be settled through the issuance of one share of our common stock.

Stock Options

The stock options granted to our NEOs effective March 1, 2023, vest ratably over five years with 20% of each award vesting annually.

40	2024 Proxy Statement

Compensation Discussion and Analysis

Restricted Stock Units

We have also periodically utilized restricted stock units (RSUs), most often in the first few years of an executive’s employment, to align his/her interests as a stockholder early in his/her tenure.

Stock Ownership Guidelines

The Company’s stock ownership guidelines are designed to encourage stock ownership so that our executives have a direct stake in the Company’s future and to directly align their interests with those long-term interests of stockholders. The ownership guidelines cover the executives of the Company, including all NEOs. The guidelines are as follows:

Position	Required Salary Multiple

President and CEO	4x base salary

CFO	3x base salary

All other executive officers	1x base salary

Executives are required to be in compliance with these guidelines within five years of becoming subject to this policy. These ownership guidelines also contain a retention requirement for equity-based awards until such time as the minimum share ownership is achieved. A complete copy of these guidelines is available on the Company’s website (https://www.conmed.com/en/why-conmed/esg/corporate-governance).

All NEOs were in compliance with the guidelines as of December 31, 2023.

Policy Prohibiting Hedging and Pledging of Company Stock

The Company also prohibits its executive officers and directors from hedging or otherwise pledging Company stock or those from buying or selling derivative securities related to the Company’s stock, such as puts or calls on Company stock, since such securities may diminish the alignment that the Company is trying to foster. This policy does not prohibit executive officers or directors from purchasing the Company’s convertible notes or any other security issued directly by the Company that may be a derivative from or into the Company’s common stock. This policy also prohibits executive officers and directors from purchasing Company stock on margin, from borrowing against Company stock on margin, or from pledging Company stock as collateral for a loan.

Additional Compensation Policies and Practices

Retirement Benefits

All employees in the United States, including the U.S. based NEOs, are eligible to participate in the Retirement Savings Plan. The Company maintains the Benefits Restoration Plan for eligible employees including the NEOs, except in the case of Mr. Beyer who participates in a program designed to compensate him in a similar fashion in accordance with practices in the United Kingdom. The following summary of the terms of these plans is qualified in its entirety by reference to the complete plan documents.

•

Retirement Savings Plan: The Retirement Savings Plan (the “Savings Plan”) is a tax-qualified (Section 401(k)) retirement savings plan pursuant to which all U.S. employees are eligible after completing three months of service, including the NEOs who meet the Savings Plan’s requirements. The Savings Plan provides a matching contribution up to a maximum of seven percent of the participant’s (including each NEO’s) compensation per pay period during the year, as detailed in the plan documents, and subject to certain legal restrictions. Effective February 13, 2023, the Savings Plan was amended whereby the maximum matching contribution is $7,000. The Company may also, in its sole discretion, provide a discretionary match.

•

Benefits Restoration Plan: The Company has established a Benefits Restoration Plan effective January 1, 2010. The Benefits Restoration Plan is a nonqualified deferred compensation plan that provides eligible employees, which include the NEOs, the opportunity to defer receipt of up to 50% of their base salary and up to 100% of their

2024 Proxy Statement	41

Compensation Discussion and Analysis

annual bonus and to receive seven percent matching contributions or other contributions from the Company. In addition, similar to the Savings Plan, the Company has the discretion to contribute to the Benefits Restoration Plan in addition to the match. The funds are invested based upon the investments selected by the participant from the investments available under the Savings Plan.

A participant is 100% vested in the participant’s contributions and any earnings. Upon a “change in control” of the Company, the unvested portion of a participant’s account will automatically become vested. For purposes of the Benefits Restoration Plan, a “change in control” has the meaning provided in any written agreement between any participant and the employer, if applicable, and if there is no such written agreement with the employer defining a change in control, then a change in control generally means an acquisition of 25% or more of the outstanding voting shares or a change in a majority of the Board of Directors. The vesting requirements align with those of the Savings Plan, which provides for vesting of 20% of any Company contributions for each year of service, such that an employee is 100% vested in any Company contribution after five years of service.

•	Retirement Pension Plan: As of May 14, 2009, pension accruals under the CONMED Corporation Retirement Pension Plan were frozen and participants do not accrue any additional benefits after that date.

Corporate Aviation Policy

In September 2019, the Board (excluding Mr. Hartman, who recused himself from voting) approved the purchase of fractional plane interests. Consistent with the Company efforts to reduce our impact on the environment, the Company also purchased corresponding carbon-offsets, and adopted a policy regarding the use of corporate aircraft. The Board believes the use of the plane pursuant to the policy enhances productivity, minimizes distractions, and maximizes the efficient use of travel time by Mr. Hartman, Mr. Garner, and other executives, as well as other employees whose travel on the plane is approved by the CEO. Pursuant to the Company policy, Mr. Hartman and Mr. Garner and other executives are permitted to use the plane for business purposes. Executives do not use the plane for personal travel. If the spouse, family member or guest of Mr. Hartman, Mr. Garner or another executive is permitted to accompany an executive on a flight or otherwise be on the plane, the corresponding executive is responsible for the income imputed for tax purposes, as well as any associated taxes. Pursuant to the policy, all executives are responsible for the payment of any tax on the income imputed to them. CONMED does not pay any gross-up payment with respect to such taxes.

Clawback Policy

On December 1, 2023, the Company adopted a Policy for the Recovery of Erroneously Awarded Incentive-Based Compensation the (“Mandatory Clawback Policy”) regarding accounting restatements in connection with the SEC’s adoption of new rules to implement Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and corresponding NYSE listing standards. The Mandatory Clawback Policy generally requires recoupment of erroneously awarded incentive-based compensation (including any compensation granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure) received by current and former executive officers (as defined in Rule 10D-1 of the Exchange Act), including our NEOs, during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under U.S. federal securities laws.

Prior to December 2023 the Company’s Recoupment Policy allowed the Compensation Committee to require any participant or former participant in the Executive Bonus Plan or recipient of performance-based equity awards in any of the prior three years to repay to the Company all or a portion of the amount received in connection with a fiscal year in which either (i) there was a recalculation of a financial or other performance metric related to the determination of a bonus award or performance-based equity award due to an error in the original calculation or (ii) there was a restatement of earnings for the Company due to material noncompliance with any financial reporting requirement under either GAAP or federal securities laws, other than as a result of changes to accounting policy, rules or regulation; and (iii) the restated earnings or corrected performance measurement would have (or likely would have) resulted in a smaller award than the amount actually received by the participant. A similar recoupment provision continues to be extended to non-executives who participate in other Company incentive programs.

42	2024 Proxy Statement

Compensation Discussion and Analysis

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation (including performance-based compensation) in excess of $1,000,000 per year paid by a public company to its “covered employees.” While the Compensation Committee considers the tax and accounting consequences, including those stemming from changes to Section 162(m) of the Code, as one factor when making a decision regarding executive compensation, the Compensation Committee retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate, including to recognize performance, meet market demands and retain key executives.

Employment Contracts

As a general matter, all Company employees are employed on an “at-will” basis, and the Company does not enter into employment agreements except with respect to confidentiality, non-compete and non-solicitation provisions, and as may be customary in regions outside of the United States (as is the case with Mr. Beyer’s compensation arrangements, discussed below).

Mr. Hartman’s Compensation Arrangements

Effective November 9, 2014, the Company entered into a letter agreement with Mr. Hartman, outlining the terms of his employment as President and CEO of the Company (the “CEO Employment Letter”). The CEO Employment Letter was amended as of December 28, 2020. The CEO Employment Letter provided Mr. Hartman with a minimum base salary of $710,000 and a target bonus equal to 100% of his annual base salary. The CEO Employment Letter also provides that Mr. Hartman is subject to certain restrictive covenants, including confidentiality and non-disparagement covenants, and two-year post-termination restrictions on competition and solicitation of the Company’s customers and employees. Additionally, as outlined in the CEO Employment Letter, Mr. Hartman participates in the Executive Severance Plan as described below. The December 28, 2020, amendment updated the terms of Mr. Hartman’s employment in connection with the designation of Largo, Florida as the Company’s headquarters. As with several other Executive Officers, including Mr. Garner, the terms of employment were updated to note that the Company would provide an office for him near his residence for when he was not at the Largo headquarters, and to provide for Delaware as the source of controlling law and the exclusive forum for any disputes concerning the employment terms.

Mr. Beyer’s Service Agreement

Mr. Beyer and CONMED U.K. Limited entered into a Service Agreement, dated April 25, 2019, outlining the terms of his continued employment as President, International (the “Service Agreement”). The Service Agreement provides Mr. Beyer with a base salary of £319,000, as well as a monthly car allowance of £1,000. Mr. Beyer may also participate in CONMED U.K. Limited’s occupational pension scheme, to which CONMED U.K. Limited will make contributions of £10,000 per annum for each year Mr. Beyer participates. CONMED U.K. Limited will also pay Mr. Beyer a pension allowance of £69,382.34, which it reserves the right to vary or withdraw at any time. Mr. Beyer may be awarded discretionary bonuses from time to time and may also be eligible to participate in the Executive Severance Plan (as described below) and the CONMED Corporation Executive Bonus Plan (as described above), and may also receive certain medical, life and disability insurance benefits.

Either party may terminate Mr. Beyer’s employment under the Service Agreement on six months written notice. CONMED U.K. Limited may terminate the agreement with immediate effect by paying to Mr. Beyer, within 28 days of giving notice of such termination, all or the remaining part of Mr. Beyer’s base salary for the then unexpired period of notice. In such event, the Company may reduce the payments or benefits otherwise due to Mr. Beyer under the Executive Severance Plan to avoid duplication of payments or benefits. Upon such termination, the Company may require Mr. Beyer not to perform any services (or perform only specified services) in accordance with garden leave policies applicable to employees in the U.K. Under the Service Agreement, Mr. Beyer is subject to certain restrictive covenants, including confidentiality covenants and restrictions on competition and solicitation of the Company’s customers and employees that range from six-months to one-year post-termination.

2024 Proxy Statement	43

Compensation Discussion and Analysis

As a supplement to Mr. Beyer’s Service Agreement, in connection with Mr. Beyer assuming additional responsibilities for the U.S. Orthopedic business, the Company committed to provide Mr. Beyer with housing, a car and certain airfare to permit him to work in Largo, Florida for the Company’s benefit, rather than his home in the United Kingdom, as well as a tax gross-up to ensure that Mr. Beyer did not bear the costs for the taxable value that Mr. Beyer incurred as a result of assuming these responsibilities at the Company’s requests. Although the Company pays for these directly, the costs for these items are included in the “Other Compensation” column of the 2023 Summary Compensation Table pursuant to SEC guidance with respect to perquisites.

Executive Severance Plan

The Company maintains an executive severance plan (the “Executive Severance Plan”) in which all of the NEOs as of December 31, 2023, participated. The CEO’s benefit under the Executive Severance Plan is two times base salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination of employment, and three times salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned for a change in control (as defined in the Executive Severance Plan) involuntary termination of employment. The CFO’s benefit under the Executive Severance Plan is one and one-half times base salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination of employment, and two and one-half times base salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned for a change in control involuntary termination. Each other NEO’s severance benefit is one times base salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination of employment without cause or for good reason, and two times base salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned level for a change in control (as defined in the Executive Severance Plan) involuntary termination of employment without cause or for good reason. Benefits due to a participant under the Executive Severance Plan may be reduced or eliminated in the event that the participant receives duplicative termination payments or benefits under any other plan, program, policy, individually negotiated agreement or other arrangement.

The Compensation Committee periodically reviews the Executive Severance Plan as part of its overall review of the executive compensation program. No changes were made for 2023 to the plan document which may be found here https://www.sec.gov/Archives/edgar/data/816956/000081695615000007/cnmd63015ex101.htm.

44	2024 Proxy Statement

Compensation Committee Report on Executive Compensation

This Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee, and the full Board of Directors, has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because the value of senior management’s short-term incentives are balanced by the value of longer-term incentives. Employees below the senior management level are provided annual incentives that are lower in relation to salary and therefore do not have an incentive that results in risk to the Company as a result of compensation practices or structure.

Submitted by the Compensation Committee,

Brian Concannon (Chair)

Charles Farkas	Jerome J. Lande

2024 Proxy Statement	45

2023 Summary Compensation Table

The following table provides information regarding the compensation earned in 2021, 2022 and 2023 by our NEOs, which includes our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers, as determined by reference to total compensation for 2023, who were serving as executive officers at the end of 2023.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option Awards[4] ($)	Non-Equity Incentive Plan Compensation[5] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[6] ($)	All Other Compensation[7] ($)	Total

Curt R. Hartman – Chair, President & Chief Executive Officer	2023	$950,000	$0	$2,657,526	$2,657,441	$1,396,590	$0	$103,058	$7,764,615
	2022	$946,055	$0	$0	$6,340,000	$425,106	$0	$124,334	$7,835,495
	2021	$918,120	$0	$0	$7,376,003	$957,857	$0	$122,500	$9,374,480

Todd W. Garner – Executive Vice President, Finance and Chief Financial Officer	2023	$538,971	$0	$425,064	$1,274,951	$579,057	$0	$53,821	$2,871,864
	2022	$521,653	$30,000	$0	$2,789,600	$171,124	$0	$60,702	$3,573,079
	2021	$498,355	$0	$0	$1,906,967	$354,782	$0	$55,308	$2,815,412

Patrick J. Beyer – President, International & Global Orthopedics[7]	2023	$548,926	$0	$425,064	$1,274,951	$505,300	$0	$545,070	$3,299,311
	2022	$501,460	$58,781	$0	$2,789,600	$165,318	$0	$497,612	$4,012,771
	2021	$537,002	$0	$0	$1,978,928	$344,447	$0	$361,841	$3,222,218

Stanley W. (Bill) Peters – President, Advanced Surgical & Advanced Endoscopic Technologies	2023	$451,709	$0	$274,982	$824,966	$389,339	$0	$56,035	$1,997,031
	2022	$434,015	$25,000	$0	$1,775,200	$124,179	$0	$64,923	$2,423,317
	2021	$398,684	$0	$0	$1,115,396	$226,243	$0	$56,117	$1,796,440

Heather L. Cohen - Executive Vice President & Chief Human Resources and Legal Officer & Secretary	2023	$420,000	$0	$249,944	$749,962	$361,397	$6,433	$39,075	$1,826,811
	2022	$408,775	$0	$0	$1,673,760	$111,056	$0	$41,176	$2,234,767

(1)

Salary reflects actual salary earned for the calendar year. Salary levels are adjusted annually, typically in March. Accordingly, any salary levels listed in the CD&A may not match amounts actually paid during the course of the year.

(2)	Bonus reflects the 2022 one-time discretionary payments. There were no discretionary bonus payments made in 2023 or 2021.

(3)

Amounts in this column reflect the grant date fair value of PSUs in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC, based on the probable outcome of the performance conditions to which the awards are subject. The assumptions made in the valuation of these awards are set forth in Note 10, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2023 Annual Report on Form 10-K (available at https://www.conmed.com/en/investor-relations).

(a)	As previously disclosed, any nominal differences in fair value for stock options and PSUs are due to rounding to the whole unit for such equity instrument.

(4)

Amounts in this column reflect the grant date fair value of stock options in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 10, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2023 Annual Report on Form 10-K.

(a)	As previously disclosed, any nominal differences in fair value for stock options and PSUs are due to rounding to the whole unit for such equity instrument.

(5)

Non-Equity Incentive Plan Compensation represents earnings under the Company’s Executive Bonus Plan and is calculated as a percentage of each NEO’s salary. See “Executive Bonus Plan Performance Goals for 2023” on page 38 in the CD&A for an additional discussion of 2023 annual incentive payments under the Company’s Executive Bonus Plan.

(6)

Amount in this column represents the increase in the actuarial present value of the executive’s accumulated benefit under the CONMED Corporation Retirement Pension Plan (a defined benefit plan) during 2023. For 2022, the actuarial value decreased for Ms. Cohen. Actuarial value computations are based on the assumptions established in accordance with Compensation – Retirement Benefits Topic of the FASB ASC 715 and discussed in Note 13, (“Employee Benefit Plans”), to the Consolidated Financial Statements in Item 15 to the Company’s 2023 Annual Report on Form 10-K. There were no above-market earnings on nonqualified deferred compensation. For more information regarding the Ms. Cohen’s pension benefits, please see the Pension Benefits table below.

46	2024 Proxy Statement

Summary Compensation Table

(7)	All 2023 Other Compensation consists of the following:

	401(k) Employer Contributions(a)	Benefit Restoration Plan Employer Contributions(b)	Certain Other Payments(c)	Total All Other Compensation

Curt R. Hartman	$7,000	$96,058	$—	$103,058

Todd W. Garner	$7,000	$46,659	$162	$53,821

Patrick J. Beyer	$—	$—	$545,070	$545,070

Stanley W. (Bill) Peters	$7,000	$35,062	$13,973	$56,035

Heather L. Cohen	$7,000	$31,926	$149	$39,075

(a)	Amounts represent 2023 Company contributions to employee 401(k) plan accounts on the same terms offered to all other employees.

(b)	Amounts represent 2023 Company contributions to the Benefits Restoration Plan (“BRP”).

(c)

For Mr. Beyer in 2023, other payments include retirement plan payments of $141,733 for participation in a program designed to compensate him in a similar fashion as the BRP in accordance with practices in the UK, and payments of $15,252 in respect of his U.K. car allowance and $29,124 for car repairs, as provided for in his Service Agreement. Also included in the ‘Certain Other Payments’ column are $82,625 representing costs associated with personal air travel, $78,000 representing the rental cost of a Company-provided apartment, a supplemental payment of $10,000 to cover the projected cost for health insurance under standard employees plans made available to employees in the United States, $7,398 for the cost of a rental car, that the Company provides for Mr. Beyer’s use in Largo, Florida in order to manage the U.S. Orthopedic business, $127,489 related to tax gross-ups on the portion of certain other payments deemed taxable in the U.S., and $327 for a gift. In addition, there are payments of $53,122 for tax preparation services given the complexities of Mr. Beyer’s role. For Mr. Peters, such payments include $13,973 in costs associated with attending a sales force award trip. Ms. Cohen received a gift of $149, and Mr. Garner received a gift of $162. All other compensation does not include the costs for health insurance, long-term disability insurance, life insurance and other benefits generally available to other employees on the same terms as those offered to the officers listed above. As disclosed above, Mr. Hartman and Mr. Garner had imputed income as a result of their spouse, family member or guests accompanying them on business flights. As there was no incremental cost to the Company for such flights, there is no incremental value for perquisite purposes included in the ‘Other Compensation’ column.

7)

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, all of his cash compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rates as of December 29, 2023, December 30, 2022, and December 30, 2021, respectively, (the last business day of the year) of £0.7868, £0.834, and £0.743 to U.S. $1.00. If we had converted Mr. Beyer’s 2023 total compensation at the December 30, 2022, spot exchange rate, his total compensation would have been $3,361,402.

2024 Proxy Statement	47

2023 Grants of Plan-Based Awards

The table below summarizes the estimated cash awards under the Executive Bonus Plan as well as equity compensation granted during 2023. Information regarding the terms of these awards can be found under the headings “Executive Bonus Plan” and “Equity Compensation” in the CD&A.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)[3]	Exercise or Base Price of Option Awards ($/sh)[4]	Grant Date Fair Value of Stock and Option Awards ($)[5]

Curt R. Hartman	3/1/2023	—	—	—	—	—	—	—	67,141	$96.16	$2,657,441
	3/1/2023				9,128	18,256	36,512	—	—	—	$2,657,526
	N/A	$209,000	$1,045,000	$2,090,000	—	—	—	—	—	—	—

Todd W. Garner	3/1/2023	—	—	—	—	—	—	—	32,212	$96.16	$1,274,951
	3/1/2023	—	—	—	1,460	2,920	5,840	—	—	—	$425,064
	N/A	$86,656	$433,280	$866,560	—	—	—	—	—	—	—

Patrick J. Beyer	3/1/2023	—	—	—	—	—	—	—	32,212	$96.16	$1,274,951
	3/1/2023				1,460	2,920	5,840	—	—	—	$425,064
	N/A	$88,257	$441,283	$882,566	—	—	—	—	—	—	—

Stanley W. (Bill) Peters	3/1/2023	—	—	—	—	—	—	—	20,843	$96.16	$824,966
	3/1/2023	—	—	—	945	1,889	3,778	—	—	—	$274,982
	N/A	$59,009	$295,043	$590,087	—	—	—	—	—	—	—

Heather L. Cohen	3/1/2023	—	—	—	—	—	—	—	18,948	$96.16	$749,962
	3/1/2023	—	—	—	859	1,717	3,434	—	—	—	$249,944
	N/A	$54,600	$273,000	$546,000	—	—	—	—	—	—	—

(1)

Non-Equity Incentive Compensation represents earnings under the Company’s Executive Bonus Plan. The threshold, target and maximum compensation for all NEOs is a percentage of the NEO’s salary on December 31, 2023. The compensation is based on financial factors as well as individual goals as further described in “2023 Executive Bonus Plan” on page 38 During 2023, Mr. Hartman, Mr. Garner, Mr. Beyer, Mr. Peters and Ms. Cohen earned non-equity incentive compensation equal to 147%, 106.9%, 91.6%, 85.8% and 86%, respectively, of their base salaries.

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his non-equity incentive plan compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 29, 2023 (the last business day of the year) of £0.7868 to U.S. $1.00.

(2)

Amounts in these columns represent the possible range (threshold to target to maximum) of performance stock units, which will be settled in shares of Common Stock, that would be earned based on the achievement of pre-established goals for the 2023 to 2025 performance period. The number of performance stock units earned could be zero if performance is below threshold.

(3)	The amounts shown in column (j) represent the total stock options awarded to the NEOs. Stock option awards granted as of March 1, 2023 for all NEOs vest ratably annually over a period of five years.

(4)	Represents the closing market price of a share of common stock on the date of the grant of the option award.

(5)

Amounts in this column reflect the grant date fair value of stock options and performance stock units in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 10, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2023 Annual Report on Form 10-K.

Material terms related to the NEOs’ compensation are described in the CD&A, footnotes to the Summary Compensation Table, Grants of Plan-Based Awards table and under the section “Potential Payments on Termination or Change-in-Control”.

48	2024 Proxy Statement

Outstanding Awards at Fiscal Year End 2023

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

	Option Awards[3]					Stock Awards

Name	Grant Date[1]	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)[2]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested. (#)[4]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[5]

Curt R. Hartman	2/27/2015	148,300	—	$51.30	2/27/2025	—	—	—	—
	3/1/2017	96,650	—	$41.93	3/1/2027	—	—	—	—
	3/1/2018	175,000	—	$59.96	3/1/2028	—	—	—	—
	3/1/2019	160,000	40,000	$78.76	3/1/2029	—	—	—	—
	3/2/2020	123,000	82,000	$97.69	3/2/2030	—	—	—	—
	3/1/2021	69,700	104,550	$122.55	3/1/2031	—	—	—	—
	3/1/2022	25,000	100,000	$144.55	3/1/2032	—	—	—	—
	3/1/2023	—	67,141	$96.16	3/1/2033	—	—	18,256	$1,999,215

Todd W. Garner	1/2/2018	5,100	—	$50.61	1/2/2028	—	—	—	—
	3/1/2019	38,400	9,600	$78.76	3/1/2029	—	—	—	—
	3/2/2020	31,800	21,200	$97.69	3/2/2030	—	—	—	—
	3/1/2021	18,020	27,030	$122.55	3/1/2031	—	—	—	—
	3/1/2022	11,000	44,000	$144.55	3/1/2032	—	—	—	—
	3/1/2023	—	32,212	$96.16	3/1/2033	—	—	2,920	$319,769

Patrick J. Beyer	3/1/2017	57,000	—	$41.93	3/1/2027	—	—	—	—
	3/1/2018	57,000	—	$59.96	3/1/2028	—	—	—	—
	3/1/2019	44,800	11,200	$78.76	3/1/2029	—	—	—	—
	3/2/2020	33,000	22,000	$97.69	3/2/2030	—	—	—	—
	3/1/2021	18,700	28,050	$122.55	3/1/2031	—	—	—	—
	3/1/2022	11,000	44,000	$144.55	3/1/2032	—	—	—	—
	3/1/2023	—	32,212	$96.16	3/1/2033	—	—	2,920	$319,769

Stanley W. (Bill) Peters	2/27/2015	30,000	—	$51.30	2/27/2025	—	—	—	—
	3/1/2017	4,000	—	$41.93	3/1/2027	—	—	—	—
	3/1/2018	32,000	—	$59.96	3/1/2028	—	—	—	—
	3/1/2019	25,600	6,400	$78.76	3/1/2029	—	—	—	—
	3/2/2020	18,600	12,400	$97.69	3/2/2030	—	—	—	—
	3/1/2021	10,540	15,810	$122.55	3/1/2031	—	—	—	—
	3/1/2022	7,000	28,000	$144.55	3/1/2032	—	—	—	—

	3/1/2023	—	20,843	$96.16	3/1/2033	—	—	1,889	$206,864

2024 Proxy Statement	49

Outstanding Awards at Fiscal Year End

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

	Option Awards[3]					Stock Awards

Name	Grant Date[1]	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)[2]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested. (#)[4]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[5]

Heather L. Cohen	6/1/2014	6,500	—	$44.90	6/1/2024	—	—	—	—
	2/27/2015	21,000	—	$51.30	2/27/2025	—	—	—	—
	3/1/2016	23,500	—	$39.87	3/1/2026	—	—	—	—
	3/1/2017	25,000	—	$41.93	3/1/2027	—	—	—	—
	3/1/2018	27,500	—	$59.96	3/1/2028	—	—	—	—
	3/1/2019	20,000	5,000	$78.76	3/1/2029	—	—	—	—
	3/2/2020	15,000	10,000	$97.69	3/2/2030	—	—	—	—
	3/1/2021	8,500	12,750	$122.55	3/1/2031	—	—	—	—
	3/1/2022	6,600	26,400	$144.55	3/1/2032	—	—	—	—
	3/1/2023	—	18,948	$96.16	3/1/2033	—	—	1,717	$188,029

(1)	Grant dates of each award granted are noted in column b.

(2)	Stock options for all NEOs vest ratably annually over a period of five years beginning on the date of grant.

(3)	RSUs for all NEOs vest annually over a period of four years beginning on the date of grant, currently there are no outstanding RSUs for any NEO.

(4)	PSUs for all NEOs are a cliff vest at the end of a three year performance period from the date of the grant.

(5)

Represents the intrinsic value of PSUs calculated by taking the product of (a) $109.51, which was the closing market price of our common stock as of December 29, 2023 (the last business day of the year), and (b) the number of PSU awards at target performance.

50	2024 Proxy Statement

2023 Option Exercises and Stock Vested

(a)	(b)	(c)	(d)	(e)

	Option Awards[1]		Stock Awards[3]

Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise[2] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[4] ($)

Curt R. Hartman	—	—	—	—

Todd W. Garner	30,000	$1,209,639	1,600	$153,856

Patrick J. Beyer	—	—	—	—

Stanley W. (Bill) Peters	13,500	$1,040,161	—	—

Heather L. Cohen	5,000	$463,200	—	—

(1)	Amount relates to stock options or stock appreciation rights exercises during 2023.

(2)	Calculated by multiplying the number of shares purchased by the difference between the exercise price of the option and the market price of the Common Stock on the date of exercise.

(3)	Amount relates to RSUs that vested during 2023.

(4)	Calculated by multiplying the number of shares vested by the market price of the Common Stock on the date of vesting.

2024 Proxy Statement	51

2023 Non-Qualified Deferred Compensation

The table below shows the executive contributions, Company contributions and aggregate earnings related to deferred compensation for all NEOs during 2023. Effective January 1, 2010, the Company began offering a Benefits Restoration Plan to eligible employees, including all NEOs, except Mr. Beyer who participates in a program designed to compensate him in a similar fashion in accordance with practices in the UK. The Benefits Restoration Plan provides the opportunity to defer receipt of up to 50% of base salary and up to 100% of bonus compensation and to receive 7% matching contributions from the Company that would otherwise be unavailable under our 401(k) plan because of limits imposed by the Internal Revenue Code. Refer to the section “Retirement Benefits—Benefits Restoration Plan” in the CD&A for further details.

(a)	(b)	(c)	(d)	(e)	(f)

Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY2 ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Curt R. Hartman	$263,158	$96,058	$855,499	—	$5,143,711

Todd W. Garner	$78,262	$46,659	$105,993	—	$619,421

Patrick J. Beyer	—	—	—	—	—

Stanley W. (Bill) Peters	$75,000	$35,062	$130,116	—	$937,377

Heather L. Cohen	$78,140	$31,926	$517,285	—	$2,475,687

(1)	Executive contributions related to the Benefit Restoration Plan were included in earnings in 2023 and reported in the 2023 Summary Compensation Table above.

(2)	Registrant contributions related to the Benefit Restoration Plan were included in earnings in 2023 and reported in the 2023 Summary Compensation Table.

Pension Benefit

As discussed in the CD&A under the heading “Retirement Benefits”, the Company sponsors the CONMED Corporation Retirement Pension Plan (“the Retirement Plan”). Under the Retirement Plan, upon the later of age 65 or the completion of five years of participation, a participant is entitled to annual pension benefits equal to the greater of: (a) 1.65% of a participant’s average monthly compensation multiplied by years of benefit service with the product being reduced by 0.65% of a participant’s monthly covered wages multiplied by years of benefit service (not to exceed 35) or (b) the benefit the participant would have been entitled to prior to December 31, 2003. Special plan provisions exist for early retirement, deferred retirement, death or disability prior to eligibility for retirement and lump sum benefit payments. A participant is vested after five years of service. The participant may elect one of the following forms of payment: lump sum distribution for benefits earned through December 31, 2003, single life annuity or joint and survivor annuity. The pension accruals were frozen under the Retirement Plan effective May 14, 2009, therefore no additional benefits accrued after that date. As a result, years of actual service will not equal the years of credited service noted below. During 2023, the only NEO with years of credited service under the plan is our Executive Vice President and Chief Human Resources and Legal Officer and Secretary. The below table reflects the present value of accumulated benefits payable and years of credited service, determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements.

(a)	(b)	(c)	(d)	(e)

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During the Last Fiscal Year ($)

Heather L. Cohen	CONMED Corporation Retirement Pension Plan	6	$64,632	$0

(1)

Amount in this column reflect the actuarial present value of the executive’s accumulated benefits in accordance with Compensation – Retirement Benefits Topic of the FASB ASC 715. The assumptions made in the valuation of these awards are set forth in Note 13, (“Employee Benefit Plans”), to the Consolidated Financial Statements in Item 15 to the Company’s 2023 Annual Report on Form 10-K.

52	2024 Proxy Statement

Potential Payments on Termination or Change in Control

Termination/No Change in Control

The table below represents the payments the NEOs would receive under the Executive Severance Plan if their employment were terminated by the Company without cause or resigned for good reason on December 31, 2023, and no change in control of the Company had occurred. The table assumes the termination of employment by the Company without cause (as defined in the Executive Severance Plan) with respect to each NEO. No payments will be made, other than accrued benefits, if an NEO’s employment is terminated for “cause” or the NEO resigns without “good reason”.

Name	Salary Continuation or Severance ($)[1]

Curt R. Hartman	$3,721,696

Todd W. Garner	$1,397,536

Patrick J. Beyer	$922,968

Stanley (Bill) W. Peters	$723,172

Heather L. Cohen	$656,227

(1)

For each NEO, the amount reported the sum of the executive’s base salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned as of December 29, 2023 multiplied by the applicable severance multiple as defined in the Executive Severance Plan payable as a lump sum. The severance multiple is defined as two for Mr. Hartman, one and one-half for Mr. Garner and one for each other NEO.

(2)

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 29, 2023 (the last business day of the year) of £0.7868 to U.S. $1.00.

Under the terms of the Company’s equity award programs, the vesting date for all outstanding stock options, SARs, RSUs, and PSUs granted to any NEO would accelerate to the date of termination due to death or disability. In those circumstances, the value of equity awards vesting would be the same as described below for a termination in connection with a change in control of the Company.

2024 Proxy Statement	53

Potential Payments on Termination or Change in Control

Termination/Change in Control

The table below represents the earnings the NEOs would receive upon a qualifying termination of employment in connection with a change in control of the Company on December 29, 2023 under the Executive Severance Plan and under the terms of the Benefits Restoration Plan, as applicable, as further described in the CD&A. For certain items below, the values are based on the closing price of $109.51, which was the closing market price of our common stock as of December 29, 2023.

As discussed in the “2023 Equity Compensation” section in the CD&A, all equity awards are subject to “double-trigger” vesting on a termination of the NEO’s employment by the Company other than for “cause” or by the NEO for “good reason” (each as defined in the applicable award agreement) within two years following the change in control of the Company (as defined in the applicable award agreement). Our equity compensation awards also include standard non-competition restrictions, non-solicitation restrictions, as well as trade secret and confidentiality obligations.

Name	Salary Continuation or Severance ($)[1]	Intrinsic Value of Unvested Stock Awards ($)[2]	Intrinsic Value of Unvested Options and SARs ($)[3]	Value of Unvested Company BRP Contributions ($)	Total ($)

Curt R. Hartman	$5,629,553	$1,999,215	$3,095,572	—	$10,724,340

Todd W. Garner	$2,299,803	$319,769	$975,814	—	$3,595,386

Patrick J. Beyer	$1,815,063	$319,769	$1,034,470	—	$3,169,302

Stanley (Bill) W. Peters	$1,417,667	$206,864	$621,622	—	$2,246,153

Heather L. Cohen	$1,286,526	$188,029	$524,906	—	$1,999,461

(1)

Amount represents the sum of the executive’s base salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned as of December 29, 2023, multiplied by the applicable severance multiple as set forth in the Executive Severance Plan payable as a lump sum. The severance multiple is three for Mr. Hartman, two and one-half for Mr. Garner, and two for each other NEO.

(2)

As described above in the CD&A under “2023 Equity Compensation,” unvested equity awards held by each NEO are subject to accelerated vesting upon a qualifying termination in connection with a change in control. The intrinsic value of unvested equity awards is calculated by taking the product of (a) $109.51, which was the closing market price of our common stock as of December 29, 2023 (the last business day of the year) and (b) the number of PSUs subject to acceleration. See “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” for information on the awards and the unvested portion of such awards.

(3)

The intrinsic value of unvested equity awards is calculated by taking the product of $109.51, which was the closing market price of our common stock as of December 29, 2023 (the last business day of the year) less the exercise price of any stock option. See “2023 Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” for information on the awards and the unvested portion of such awards.

(4)

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his salary continuation or severance is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 29, 2023 (the last business day of the year) of £0.7868 to U.S. $1.00.

(5)

No NEOs would receive any other accelerated or enhanced deferred compensation payments or benefits upon a change in control other than as described in this table. As described in the CD&A under “Retirement Benefits – Benefits Restoration Plan”, upon a change in control, the unvested portion of each NEO’s account will automatically become vested.

54	2024 Proxy Statement

Pay Ratio

We are required by SEC rules adopted under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.

During 2023, the principal executive officer of the Company was our Chair of the Board, President and Chief Executive Officer, Curt Hartman. For 2023, Mr. Hartman’s annual total compensation was $7,764,615 and for our median employee was approximately $43,913.05 resulting in an estimated pay ratio of 177:1.

We identified the median employee by using all 3,840 active employees of the Company and its consolidated subsidiaries (excluding Mr. Hartman) as of December 31, 2023, whether employed full-time or part-time. We believe this is reasonable as there have been no changes to compensation or to the composition of our employees that would materially affect our pay ratio. Taxable earnings consisted of:

(A) base salary, (B) the target bonus, commission and/or management bonus paid during the period, and (C) other miscellaneous compensation items. Where applicable, currency of earnings was converted to U.S. dollars using an exchange rate as of our determination date.

After identifying our median employee, who is located in the U.S., in accordance with SEC rules we calculated 2023 annual total compensation for both the median employee and Mr. Hartman using the same methodology that we use to determine our NEOs’ annual total compensation for the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2024 Proxy Statement	55

Pay Versus Performance
While the Company’s turnaround has not been linear, particularly given macro environmental and economic events such as the global pandemic, the Company’s executive compensation has been highly correlated with the Company’s performance. Each year the Compensation Committee assesses the performance of the Company over time, the prior year performance, as well as the anticipated performance in the coming year to determine the appropriate level of compensation.
The Pay versus Performance table below shows the strong link between Compensation Actually Paid (“CAP”) and the performance of the Company. The strong correlation between TSR and CAP results from two factors: (i) the role of revenue growth and adjusted diluted net earnings per share in driving the bonus plan payouts; and (ii) the fact that executives do not realize
value from stock options unless stockholders also see an increase in the stock price, which is the sole driver of value for the stock options (as we do not allow for dividend equivalents for unvested stock options). The Company has added PSUs to its annual equity compensation in March 2023. These PSUs will vest based on the relative performance of Company’s TSR compared to an index of similar companies.

					Value of Initial Fixed $100 Investment Based On:

Fiscal Year	Summary Compensation Table (SCT) Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non-PEO NEOs (3)	Total Shareholder Return (4)	Peer Group Total Shareholder Return (4)	Net Income (in $M)	Adjusted Diluted Net Earnings Per Share (5)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$7,764,615	$13,280,569	$2,498,754	$3,900,605	$101.04	$124.22	$64.5	$3.45
2022	$7,835,495	($8,291,607)	$3,060,984	($792,323)	$81.19	$113.92	($80.6)	$2.65
2021	$9,374,480	$23,174,447	$2,345,015	$5,176,896	$128.81	$140.40	$62.5	$3.21
2020	$6,461,620	$8,417,084	$1,706,722	$2,092,471	$101.14	$117.63	$9.5	$2.18

(1)	The PEO and Non-PEO NEOs included in the above compensation reflect the following:

Fiscal Year	PEO	Non-PEO NEOs

2023	Curt R. Hartman	Todd W. Garner, Patrick J. Beyer, Stanley (Bill) W. Peters, Heather L. Cohen,

2022	Curt R. Hartman	Todd W. Garner, Patrick J. Beyer, Stanley (Bill) W. Peters, Heather L. Cohen,

2021	Curt R. Hartman	Todd W. Garner, Patrick J. Beyer, Stanley (Bill) W. Peters, Daniel S. Jonas,

2020	Curt R. Hartman	Todd W. Garner, Patrick J. Beyer, John E. (Jed) Kennedy, Stanley (Bill) W. Peters

(2)
The following table sets forth the adjustments made to the SCT Total for the PEO during each year presented to determine compensation actually paid (CAP) to the PEO, with “fair value” calculated in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC as of the end of the specified period.

Fiscal Year	2020	2021	2022	2023

SCT Total	$6,461,620	$9,374,480	$7,835,495	$7,764,615

Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($4,674,000)	($7,376,003)	($6,340,000)	($5,314,967)

Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$8,622,686	$9,816,627	$2,905,326	$6,768,338

Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$980,642	$9,695,332	($13,258,089)	$3,366,155

56	2024 Proxy Statement

Fiscal Year	2020	2021	2022	2023

Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0	$0

Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($2,973,864)	$1,664,011	$565,661	$696,428

Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0	$0

Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$0	$0	$0	$0

Compensation Actually Paid	$8,417,084	$23,174,447	($8,291,607)	$13,280,569

(3)
The following table sets forth the adjustments made to the SCT Total for
Non-PEO
NEOs during each year presented to determine compensation actually paid (CAP) to
Non-PEO
NEOs, with “fair value” calculated in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC as of the end of the specified period.

Fiscal Year	2020	2021	2022	2023

SCT Total	$1,706,722	$2,345,015	$3,060,984	$2,498,754

Exclusion of Change in Pension Value	$0	$0	$0	($1,608)

Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($968,563)	($1,475,201)	($2,257,040)	($1,374,971)

Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$1,701,547	$1,963,325	$1,034,296	$1,737,855

Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$184,123	$2,034,891	($2,739,248)	$882,023

Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0	$0

Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($531,358)	$308,866	$108,685	$158,552

Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0	$0

Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$0	$0	$0	$0

Compensation Actually Paid	$2,092,471	$5,176,896	($792,323)	$3,900,605

(4)
Pursuant to SEC rules, each year reflects what the cumulative value of $100 would be, including the reinvestment of dividends, if such amount were invested on December 31, 2019. The Peer Group referenced for purposes of TSR comparisons reflects the group of companies in the S&P 500 Health Care Equipment Index, which is the industry peer group as reflected in our Annual Report on Form
10-K
pursuant to Item 201(e) of Regulation
S-K
for the fiscal year ended December 31, 2023.

2024 Proxy Statement	57

(5)
Adjusted diluted net earnings per share (“EPS”) is a financial measure that the Company believes is an important performance measure to link compensation actually paid to our PEO and non-PEO
NEOs to the Company’s performance. Adjusted diluted net EPS is a non-GAAP
measure. Refer to the “GAAP to
Non-GAAP
Reconciliations” section for the most directly comparable GAAP measure, GAAP diluted earnings (loss) per share.

Most Important Performance Measures
The table below lists our most important performance measures used to link compensation actually paid to our NEO’s for 2023 to Company performance as further described in the sections titled “2023” Executive Bonus Plan” and “2023 Equity Compensation” of the CD&A.

2023 Most Important Performance Measures (Unranked)
• Revenue	• Free Cash Flow
• Adjusted Diluted Net Earnings per Share	• Three-year relative shareholder return
Relationship Between Compensation and Financial Performance
The table below shows the alignment between Compensation Actually Paid (CAP) to our CEO and Average CAP to the
non-CEO
NEOs, and our performance, consistent with our compensation philosophy as described in our “Compensation Discussion and Analysis.” The following graph displays CONMED TSR, Peer Group TSR, the CAP for our PEO and the average non-PEO
NEO CAP, for the years 2020, 2021, 2022, and 2023.

58	2024 Proxy Statement

The following graph displays Net Income and CAP of our PEO and the average non-PEO
NEO’s, for the years 2020, 2021, 2022, and 2023.

The following graph displays our Company selected measure, Adjusted Diluted Net EPS, and the CAP for our PEO and the average non-PEO
NEO CAP, for the years 2020, 2021, 2022, and 2023.

2024 Proxy Statement	59

Board of Directors and Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related Transactions

The Company’s Board of Directors, which is presently composed of David Bronson, Brian P. Concannon, LaVerne Council, Charles M. Farkas, Martha Goldberg Aronson, Curt R. Hartman, Jerome J. Lande, Barbara J. Schwarzentraub and John L. Workman, establishes the compensation plans and specific compensation levels for Mr. Hartman and for other executive officers through the Compensation Committee, and administers the Company’s equity incentive plans through the Compensation Committee. Mr. Hartman does not participate in any deliberations or voting of the Compensation Committee or Board regarding CEO compensation. No member of our Compensation Committee is or has been an officer or employee of the Company. No member of our Compensation Committee or our Board is or has been in 2023 an executive officer of another entity at which one of our executive officers serves or has in 2023 served on either the Board of Directors or Compensation Committee.

In March 2003, the Audit Committee adopted a written policy specifying that it would pre-approve all transactions in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including without limitation any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships, other than related party transactions to any person or entity that are, individually or in the aggregate on an annual basis, more than $5,000. This was reaffirmed in the Audit Committee Charter adopted as of January 2020. Pursuant to the related-party policy, which the Audit Committee reviews annually, requests for pre-approvals can be submitted to the Chair of the Audit Committee for pre-approval, with the Chair to report any such pre-approvals at the next scheduled meeting of the Audit Committee. Under the policy, such related-person transactions as further defined in the Company’s related-party policy must be approved or ratified by the Audit Committee. Further, any related-party transaction in which the projected spending is over $50,000 requires management to secure competitive bids to ensure that any proposal is reasonable with respect to costs. The Audit Committee may also determine that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board. Related persons include any of our directors or executive officers and their family members.

In considering whether to approve or ratify any related-person transaction, the Audit chair or Audit Committee, as applicable, may consider all factors that they deem relevant to the transaction, including, but not limited to: the size of the transaction and the amount payable to or receivable from a related person; the nature of the interest of the related person in the transaction; the Company’s prior dealings, if any, with the related party; whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

To identify related-person transactions, at least once a year all directors and executive officers of the Company are required to complete questionnaires seeking, among other things, disclosure with respect to such transactions of which such director or executive officer may be aware.

The Company employs Devon Hartman, who is the daughter-in-law of Mr. Hartman, as a product manager. As such, she is paid a salary and is enrolled in the Employee Incentive Program at a rate commensurate with others in similar positions within the company with similar performance and experience levels. In addition, she is eligible to participate in other compensation programs, such as the Retirement Savings Plan, on the same terms available to all other employees. During 2023, she earned total compensation of $138,830.

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Insurance for Directors and Officers

The Company has entered into directors’ and officers’ insurance policies with Travelers Casualty and Surety Co. of America, XL Specialty Insurance Company, Illinois National Insurance Company (AIG), Argonaut Insurance Company / Fair American Insurance Company, Continental Casualty Company, Endurance Assurance Corporation, and Berkeley Insurance Company, covering the period from May 31, 2023 through May 31, 2024 at a total cost of $976,014, which covers directors and officers of the Company and its subsidiaries.

2024 Proxy Statement	61

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of March 26, 2024, by each stockholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and director nominee, by each of the NEOs, and by all directors and executive officers as a group.

Name	Shares Owned Directly or Indirectly	Shares Vesting or Exercisable in 60 days	Total Ownership	Percentage

Patrick J. Beyer	7,807	270,492	278,299	*

David Bronson	15,110	20,940	36,050	*

Heather Cohen(1)	42,474	125,739	168,213	*

Brian P. Concannon	9,335	13,383	22,718	*

LaVerne Council	3,267	7,148	10,415	*

Charles M. Farkas	19,578	21,940	41,518	*

Todd W. Garner	0	150,972	150,972	*

Martha Goldberg Aronson	11,610	19,940	31,550	*

Curt R. Hartman(2)	4,299	951,928	956,227	3.1%

Jerome J. Lande	3,554	10,326	13,880	*

Stanley W. (Bill) Peters(3)	1,487	156,778	158,265	*

Barbara J. Schwarzentraub	3,563	5,833	9,396	*

John L. Workman	20,110	20,940	41,050	*

Directors and executive officers as a group (19 persons)(4)	149,958	1,933,718	2,083,676	6.8%

BlackRock, Inc.(5) 50 Hudson Yards New York, NY 10001			5,031,016	16.3%

The Vanguard Group, Inc.(6) 100 Vanguard Blvd. Malvern, PA 19355			3,420,011	11.1%

Capital Research Global Investors(7) 333 South Hope Street 55th Fl Los Angeles, CA 90071			2,757,108	9.0%

Earnest Partners, LLC(8) 1800 Peachtree Street NE Suite 2300 Atlanta, GA 30309			2,345,697	7.6%

Unless otherwise set forth above, the address of each of the above listed stockholders is c/o CONMED Corporation, 11311 Concept Boulevard, Largo, FL 33773.

*	Less than 1%

(1)	These figures include 5,009 shares beneficially held through a fund whose only investment is CONMED Common Stock in a 401(k) fund, as well as 1,700 shares owned by Ms. Cohen’s spouse.

(2)	These figures do not include 83,500 shares held in a trust in which Mr. Hartman’s spouse is a trustee; Mr. Hartman disclaims any beneficial or other interest in the shares held in the trust.

(3)	These figures include 1,424 shares beneficially held through a fund whose only investment is CONMED Common Stock in a 401(k) fund.

62	2024 Proxy Statement

(4)

As of March 26, 2024, the Company’s directors and executive officers as a group (19 persons) are the beneficial owners of 149,958 shares of Common Stock (excluding stock options, SARs, RSUs and PSUs), which is approximately 0.5% of the Common Stock outstanding.

(5)

An amendment to Schedule 13G filed with the SEC by BlackRock, Inc. on January 22, 2024, indicates beneficial ownership of shares of Common Stock by virtue of having sole voting power over 4,984,368 shares of Common Stock and sole power to dispose of 5,031,016 shares of Common Stock in its role as investment advisor for certain funds.

(6)

An amendment to Schedule 13G filed with the SEC by The Vanguard Group, Inc. on February 13, 2024, indicates beneficial ownership of shares of Common Stock by virtue of having shared voting power over 56,625 shares of Common Stock, sole power to dispose of 3,330,420 shares of Common Stock and shared power to dispose of 89,591 shares of Common Stock in its role as investment advisor for certain funds.

(7)

An amendment to Schedule 13G filed with the SEC by Capital Research Global Investors on February 9, 2024, indicates beneficial ownership of shares of Common Stock by virtue of having sole voting power over 2,757,108 shares of Common Stock and sole power to dispose of 2,757,108 shares of Common Stock in its role as investment advisor for certain funds.

(8)

An amendment to Schedule 13G filed with the SEC by Earnest Partners, LLC on February 12, 2024, indicates beneficial ownership of shares of Common Stock by virtue of having sole voting power over 1,891,550 shares of Common Stock and sole power to dispose of 2,345,697 shares of Common Stock in its role as investment advisor for certain funds.

On March 26, 2024, the record date, there were 444 stockholders of record of 30,791,166 shares of the Company’s Common Stock.

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Delinquent Section 16(a) Reports

Pursuant to regulations promulgated by the Securities and Exchange Commission, the Company is required to identify, 16a-3(e) thereunder, each person who, at any time during its fiscal year ended December 31, 2023, was a director, officer or beneficial owner of more than 10% of the Company’s Common Stock that failed to file on a timely basis any such reports. Based solely on the review of the Forms 3, 4 and 5 and amendments thereto furnished to the Company and certain representations made to the Company, the Company believes that there were no late filings during 2023.

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PROPOSAL THREE: Independent Registered Public Accounting Firm

The independent registered public accounting firm for the Company has been PricewaterhouseCoopers LLP since 1982. The Audit Committee appointed PricewaterhouseCoopers LLP to be nominated as our independent registered public accounting firm for 2024, subject to stockholder ratification.

Unless otherwise specified, shares represented by proxies will be voted for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024. Neither our certificate of incorporation nor our by-laws require that stockholders ratify the appointment of our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance. The affirmative vote of a majority of votes cast at the meeting is the threshold for stockholder ratification of the appointment for 2024. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but may elect to retain them. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting either in-person or remotely via the online platform. Those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

2024 Proxy Statement	65

Audit Committee Report

The role of the Audit Committee is to assist the Board of Directors in its oversight of the financial management, independent auditor and financial reporting controls and accounting policies and procedures of the Company. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent”, as required by the applicable listing standards of the New York Stock Exchange and the rules under the Exchange Act in that no member of the Audit Committee has received any payments, other than compensation for Board services, from the Company, and has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past four years. Ms. Schwarzentraub and Messrs. Bronson and Workman are not currently engaged professionally in the practice of auditing or accounting. Having considered this, the Audit Committee and Board of Directors have determined that Ms. Schwarzentraub and Messrs. Bronson and Workman qualify as “audit committee financial experts” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and the implementing regulations and that such qualifications were acquired through relevant education and work experience. The Audit Committee operates pursuant to a charter that was last amended by the Board of Directors in January 2020. A copy of the amended charter, which more fully describes the duties and responsibilities of the Audit Committee, is available on the Company’s website in the corporate governance section (at https://www.conmed.com/en-us/why-conmed/esg/corporate-governance).

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes, as well as to attend to the matters set forth in the amended charter. In this regard, during 2023, the Audit Committee continued to work with the Vice President of Internal Audit, who reports directly to the Audit Committee, in connection with the Audit Committee’s oversight of the financial management, independent auditor and financial reporting controls and accounting policies and procedures of the Company.

The Audit Committee met nine times during 2023 and held numerous discussions with management and with the Company’s independent registered public accounting firm, including in executive meetings without management present. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under PCAOB Auditing Standard No. 16 (Communication with Audit Committees).

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter regarding the independent registered public accounting firm’s independence required by the PCAOB (Rule 3526, Communications with Audit Committees Concerning Independence) and the Audit Committee discussed with the independent registered public accounting firm its independence. In this regard, the Audit Committee evaluates the fees proposed and billed for non-audit services and also considers the nature and scope of non-audit services when evaluating the independence of the independent registered public accounting firm, all of which the Audit Committee pre-approves. Taking all of these matters into consideration, the Audit Committee has determined that the provision of non-audit services by the independent registered public accounting firm, and the fees and costs incurred in connection with those services, are compatible with the auditor’s independence in light of the nature and extent of permissible non-audit services provided to the Company.

In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the Company’s independent registered public accounting firm. In connection with considering whether to retain PricewaterhouseCoopers LLP, the Audit Committee considers, among other things, its familiarity with the Company’s business and operations, its knowledge of and exposure to the industry as a whole, its quality of communication with the Audit Committee, its ability to provide knowledgeable staff, and the expertise and responsiveness of the national office and other experts in various fields within the audit firm. The members of the Audit Committee and the Board have considered the length of the independent registered public accounting firm’s engagement with the Company, the amount of the fees charged and the tenor of the negotiations concerning such fees, as well as the stockholder ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Considering all of these factors, the members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

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Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles, or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent”.

Based upon the Audit Committee’s review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Barbara J. Schwarzentraub (Chair)	David Bronson
LaVerne Council	John L. Workman

2024 Proxy Statement	67

Principal Accounting Fees and Services

The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company’s annual financial statements for the years ended December 31, 2023 and December 31, 2022, and fees billed for other services rendered by PricewaterhouseCoopers during those periods. Audit fees were incurred in connection with audit work performed on the integrated audit of the Consolidated Financial Statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as subsidiary audits, accounting consultations, and services in connection with securities offerings. 2022 audit fees also included incremental services related to the Company’s acquisitions of In2Bones and BioRez, debt transactions and software implementation. Tax fees include tax compliance, tax planning, and tax advice.

Fee Summary	2023	2022

Total Audit Fees	$2,451,000	$2,735,800

Audit Related Fees	$ —	$ —

Tax Fees	$ 199,100	$ 288,400

All Other Fees	$ 6,300	$ 5,900

Total Fees and Expenses	$2,656,400	$3,030,100

The Audit Committee has adopted procedures requiring prior approval of particular engagements for services rendered by the Company’s independent registered public accounting firm. Consistent with applicable laws, the Audit Committee has delegated its authority to pre-approve work by the independent registered public accounting firm and related-party transactions to the Chair of the Audit Committee, who is required to disclose any such pre-approvals at the Audit Committee’s next meeting. All fee amounts set forth in the table above were pre-approved.

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Other Business

Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the person named in the accompanying proxy will vote such proxy at his discretion.

2024 Proxy Statement	69

Stockholder Proposals for 2025 Annual Meeting

Any stockholders desiring to present a proposal to the stockholders at the 2025 Annual Meeting, which currently is expected to be scheduled on or about May 20, 2025, and who desires that such proposal be included in the Company’s proxy statement and proxy card relating to that meeting, must mail that proposal to the Company so that it is received by the Company at its principal executive offices on or before December 9, 2024. All such proposals must be in compliance with applicable SEC regulations.

Stockholders wishing to propose matters for consideration at the 2025 Annual Meeting but who do not wish to have such proposals included in the Company‘s proxy statement or to propose nominees for election as directors at the 2025 Annual Meeting must follow specified advance notice procedures contained in the Company’s by-laws, a copy of which is available on request to the Corporate Secretary of the Company, c/o CONMED Corporation, 11311 Concept Boulevard, Largo, FL 33773 (Telephone (727) 392-6464). Stockholder proposals, including director nominee proposals, must comply with the conditions set forth in Sections 1.13 and 1.14 of the Company’s by-laws, as applicable, and to be considered timely, notice of a proposal must be received by the Company no earlier than February 21, 2025 and no later than March 23, 2025. The Company’s Corporate Governance and Nominating Committee will consider nominees for election as directors who are proposed by stockholders in a manner that complies with these procedures. In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than March 23, 2025.

70	2024 Proxy Statement

General Information about the Meeting and Voting

The enclosed proxy is solicited by and on behalf of the Board of Directors of CONMED Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held on Wednesday, May 22, 2024 at 1:30 p.m. EDT, and during any adjournment or postponement thereof (the “Annual Meeting”). Stockholders will be able to attend the Annual Meeting in person, or to participate remotely and submit questions and vote by registering at www.proxydocs.com/CNMD (the “Meeting Website”) and entering the 12- or 16-digit control number included on their Notice of Internet Availability, their proxy card or their voting instruction form. The matters to be considered and acted upon at the Annual Meeting are described in the foregoing notice of the meeting and this Proxy Statement. This Proxy Statement, the related form of proxy and the Company’s Annual Report to Stockholders, including the Company’s Annual Report on Form 10-K, are being posted to the internet on or about April 8, 2024 to all stockholders of record on March 26, 2024, which is the record date for the Annual Meeting.

Shares of the Company’s common stock, par value $.01 per share (“Common Stock”), represented in person, remotely via the Meeting Website or by proxy will be voted as described in this Proxy Statement or as otherwise specified by the stockholder. Any proxy given by a stockholder may be revoked by the stockholder at any time prior to the voting of the proxy by executing and delivering a later-dated proxy, by delivering a written notice to the Secretary of the Company or by attending the Annual Meeting or voting remotely.

The persons named as proxies are Heather L. Cohen, who is the EVP and Chief Human Resources and Legal Officer and Secretary of the Company, and Lindsey Brewer, who is the Deputy General Counsel of the Company. The cost of preparing, assembling and mailing the proxy, this Proxy Statement and other material enclosed, and all clerical and other expenses of the solicitation of proxies on the Company’s behalf, will be borne by the Company. In addition to the solicitation of proxies on behalf of the Company by use of mail, directors and officers of the Company and its subsidiaries may solicit proxies for no additional compensation by telephone, telegram, e-mail or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.

Votes at the Annual Meeting will be tabulated by a representative of Mediant Communications, which has been appointed by the Company’s Board of Directors to serve as the inspector of election.

The Company is holding the Annual Meeting of Stockholders in person at the offices of the Company at 11311 Concept Boulevard, Largo, FL 33773, and by means of remote communication. The details on how to participate remotely are available within this proxy statement, or at www.proxydocs.com/CNMD, and filed with the SEC and described further below.

Proposals to be Voted On at the Annual Meeting

There are three proposals expected to be submitted for stockholder approval at the Annual Meeting, two of which are advisory in nature. The first proposal concerns the election of directors. The second proposal concerns the advisory vote on named executive compensation. The third proposal concerns ratifying the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. These proposals are more fully described above.

Voting Rights

The holders of record of the 30,791,166 shares of Common Stock outstanding on March 26, 2024 will be entitled to one vote for each share held on all matters coming before the meeting. The holders of record of a majority of the outstanding shares of Common Stock present remotely via the online platform or by proxy will constitute a quorum for the transaction of business at the meeting. Abstentions and “broker non-votes,” as further described below, will be counted for purposes of determining whether there is a quorum for the transaction of business at the meeting. Stockholders are not entitled to cumulative voting rights. Under the rules of the Securities and Exchange Commission (the “SEC”), boxes and a designated blank space are provided on the proxy card for stockholders if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with Delaware law, such abstentions are not counted in determining the votes cast at the meeting.

2024 Proxy Statement	71

The voting requirements for each proposal are as follows:

•

For Proposal 1 (Election of Directors), under Delaware law and the Company’s by-laws the director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company (subject to the Company’s majority voting principles described above on page 9 under the heading (Proposal One: Election of Directors). Votes against, and votes withheld in respect of, a candidate have no legal effect, except in the case of votes withheld to the extent they revoke earlier dated proxy cards.

•	Proposal 2 (Advisory Vote on Named Executive Officer Compensation) seeks the favorable vote of a majority of the votes cast at the meeting required for approval, on an advisory basis.

•

Proposal 3 (Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm) requires the affirmative vote of the holders of a majority of the votes cast at the meeting in order to be approved by the stockholders.

When properly executed, a proxy will be voted as specified by the stockholder. If no choice is specified by the stockholder, a proxy will be voted “for all” portions of Proposal (1), “for” Proposals (2) and (3) and in the proxies’ discretion on any other matters coming before the meeting.

Under the rules of the New York Stock Exchange, which effectively govern the voting by any brokerage firm holding shares registered in its name or in the name of its nominee on behalf of a beneficial owner, Proposals (1) and (2) are considered “non-discretionary” items and if stockholders do not submit any voting instructions to their brokerage firm, then such stockholder’s broker does not have the authority to vote on these proposals. This is known as a “broker non-vote.” Broker non-votes will not be counted in determining the outcome of Proposals (1) and (2) at the Annual Meeting. The broker non-votes are counted as votes present for purposes of determining a quorum but are not considered votes cast. Proposal (3) (independent registered public accounting firm) will be considered a “discretionary” item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have received proxy materials only from the Company and have not furnished voting instructions within ten days prior to the Annual Meeting.

Notice of Internet Availability of Proxy Materials

We are furnishing proxy materials to our stockholders primarily via the Internet in accordance with the notice and access rules of the SEC. On April 8, 2024, we sent to stockholders of record at the close of business on March 26, 2024, a Notice of Internet Availability of Proxy Materials (a “Notice of Internet Availability”) containing instructions on how to access our 2024 Proxy Statement and 2023 Annual Report online, and how to vote in person or online for the 2024 Annual Stockholder Meeting. This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources.

If you received the Notice of Internet Availability and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability.

This 2024 Proxy Statement and our 2023 Annual Report to Stockholders, including our Annual Report on Form 10-K, are available at www.proxydocs.com/CNMD.

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Participating in the Annual Meeting

For Stockholders Who Are Registered Holders

Stockholders of record at the close of business on the record date of March 26, 2024, may attend the Annual Meeting in person, or may participate in the Annual Meeting remotely by accessing the online meeting platform at www.proxydocs.com/CNMD (the “Meeting Website”), and entering the 12- or 16-digit control number found on their proxy card. Once admitted to the Annual Meeting, stockholders will be able to ask questions and vote during the Annual Meeting by following the instructions provided on the online platform and described below. We urge stockholders who plan to attend in person to arrive 15 minutes beforehand, and for those who plan to participate remotely to log on 15 minutes prior to the start of the Annual Meeting.

For Stockholders Whose Shares Are Held by a Broker (in Street Name)

Stockholders who hold shares through a broker, bank or other nominee (“Beneficial Holders”) who have obtained a legal proxy from the record holder and who wish to ask questions or vote, may join the Annual Meeting as a “Stockholder” but must register in advance by emailing an image of the legal proxy, in the Beneficial Holder’s name, from the broker, bank or other nominee that holds the shares as well as the Beneficial Holder’s address to legalproxy@computershare.com. A legal proxy can be obtained either by logging into the voting site listed on the previously provided Voter Instruction Form and clicking on “Vote in person at the meeting” or by requesting one through the broker, bank or other nominee who is the registered holder of the shares. After completing this process, Computershare will provide the Beneficial Holder with a 12- or 16-digit control number that can be used to log in to Meeting Website using the link and password described above to ask questions or vote at the Annual Meeting.

Voting Shares In Person or Remotely

All stockholders are urged to vote and submit proxies in advance of the Annual Meeting by one of the methods described in this Proxy Statement. Stockholders are also encouraged to submit proxies as early as possible to avoid processing delays.

Stockholders who have not voted their shares prior to the Annual Meeting or who wish to change their vote, may vote their shares in person at the Annual Meeting, or electronically during the Annual Meeting by clicking on the “Vote Here” field on the Meeting Website.

Asking Questions Remotely

An opportunity will be provided to present questions and comments during the Question and Answer session of the Annual Meeting, which will include both questions submitted in advance and questions submitted live. Only stockholders of record as of the close of business on the record date of March 26, 2024 and Beneficial Holders who have registered (as described above) may submit questions for the Annual Meeting.

Questions may be submitted both in advance of and during the Annual Meeting either in person, or by accessing the Meeting Website using the link and password provided above, logging in as a “Stockholder” (as described above) and submitting the question through the “Ask a Question” field.

The Question and Answer session will be limited in time. Only questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions and answers, including answers to any pertinent questions that are not addressed during the meeting due to time constraints, will be posted after the meeting at the Meeting Website. The questions and answers will be available as soon as reasonably practicable after the Annual Meeting and will remain available until one week after posting.

Please see CONMED’s Rules of Meeting Conduct, which are posted on the Meeting Website as well as on CONMED’s Investor Relations webpage at https://www.conmed.com/en-us/investor-relations, for additional information about the rules and procedures for submitting questions.

2024 Proxy Statement	73

Additional Information

Please visit the Meeting Website or CONMED’s Investor Relations webpage at https://www.conmed.com/en-us/investor-relations to access the proxy statement and Annual Report as well as CONMED’s Rules of Meeting Conduct, which provides more information about the conduct of the Annual Meeting, including the Q&A process and how stockholders may have access to management and board members during the Annual Meeting.

Technical assistance will be available through the online platform during the Annual Meeting.

74	2024 Proxy Statement

GAAP to Non-GAAP Reconciliation

	Reconciliation of Reported Net Income to Adjusted Net Earnings (in thousands, except per share amounts, unaudited) Year Ended December 31, 2023

	Gross Profit	Selling & Administrative Expense	Operating Income	Interest Expense	Other Expense	Tax Expense	Effective Tax Rate	Net Income	Basic EPS	Adjustments	Diluted EPS

As reported	$676,245	$503,040	$120,603	$39,775	$—	$16,369	20.3%	$64,459		$—	$64,459

% of sales	54.3%	40.4%	9.7%

EPS									$2.10		$2.04

Shares									30,668	880	31,548

Acquisition and integration costs	8,617	(752)	9,369	—	—	1,207		8,162

Termination of distributor agreements	—	(2,098)	2,098	—	—	417		1,681

Restructuring and related costs	2,035	(1,578)	3,613	—	—	930		2,683

Software implementation costs	—	(6,056)	6,056	—	—	1,453		4,603
Contingent consideration fair value adjustment	—	2,421	(2,421)	—	—	2,037		(4,458)

	$686,897	$494,977	$139,318	$39,775	$—	$22,413		$77,130

Adjusted gross profit %	55.2%
Amortization	$6,000	(29,068)	35,068	(6,058)	—	9,969		31,157
As adjusted		$465,909	$174,386	$33,717	$—	$32,382	23.0%	$108,287		$—	$108,287
% of sales		37.4%	14.0%
Adjusted diluted EPS											$3.45
Shares									30,668	880	31,548
Convertible note hedges											(142)
Adjusted diluted shares											31,406

2024 Proxy Statement	75

GAAP to Non-GAAP Reconciliation

	Reconciliation of Reported Net Income (Loss) to Adjusted Net Earnings (in thousands, except per share amounts, unaudited) Year Ended December 31, 2022

	Gross Profit	Selling & Administrative Expense	Operating Income	Interest Expense	Other Expense	Tax Expense/ (Benefit)	Effective Tax Rate	Net Income (Loss)	Basic EPS	Adjustments	Diluted EPS

As reported	$571,245	$454,039	$70,054	$28,905	$112,011	$9,720	-13.7%	$(80,582)		$—	$(80,582)

% of sales	54.6%	43.4%	6.7%

EPS									$(2.68)		$(2.68)

Shares									30,040	—	30,040

Acquisition and integration costs	4,540	(10,063)	14,603	—	—	46,965		(32,362)

Legal matters	—	(775)	775	—	—	(462)		1,237

Restructuring and related costs	1,955	(786)	2,741	—	—	6,029		(3,288)

Software implementation costs	—	(6,769)	6,769	—	—	14,889		(8,120)

Contingent consideration fair value adjustment	—	(2,518)	2,518	—	—	5,538		(3,020)

Convertible notes premium on extinguishment	—	—	—	—	(103,125)	(61,521)		164,646
Change in fair value of convertible notes hedges upon settlement	—	—	—	—	(5,460)	(3,257)		8,717
Loss on early extinguishment of debt	—	—	—	—	(3,426)	(2,044)		5,470

	$577,740	$433,128	$97,460	$28,905	$—	$15,857		$52,698

Adjusted gross profit %	55.3%
Amortization	$6,000	(27,791)	33,791	(4,910)	—	9,381		29,320
As adjusted		$405,337	$131,251	$23,995	$—	$25,238	23.5%	$82,018		$2,978	$84,996
% of sales		38.8%	12.6%
Adjusted diluted EPS											$2.65
Shares									30,040	2,656	32,696
Convertible note hedges											(578)
Adjusted diluted shares											32,118

76	2024 Proxy Statement

GAAP to Non-GAAP Reconciliation

	Reconciliation of Reported Net Income to Adjusted Net Earnings (in thousands, except per share amounts, unaudited) Year Ended December 31, 2021

	Gross Profit	Selling & Administrative Expense	Operating Income	Interest Expense	Other Expense	Tax Expense	Effective Tax Rate	Net Income	Basic EPS	Adjustments	Diluted EPS

As reported	$568,036	$414,754	$109,717	$35,485	$1,127	$10,563	14.4%	$62,542		$—	$62,542

% of sales	56.2%	41.0%	10.9%

EPS									$2.14		$1.94

Shares									29,162	3,054	32,216

Restructuring and related costs	—	(414)	414	—	—	109		305

Loss on early extinguishment of debt	—	—	—	—	(1,127)	281		846

	$568,036	$414,340	$110,131	$35,485	$—	$10,953		$63,693

Adjusted gross profit %	56.2%

Amortization	$6,000	(27,133)	33,133	(13,943)	—	11,394		35,682

As adjusted		$387,207	$143,264	$21,542	$—	$22,347	18.4%	$99,375		$—	$99,375

% of sales		38.3%	14.2%

Adjusted diluted EPS											$3.21
Shares									29,162	3,054	32,216
Convertible note hedges											(1,273)
Adjusted diluted shares											30,943

2024 Proxy Statement	77

GAAP to Non-GAAP Reconciliation

	Reconciliation of Reported Net Income to Adjusted Net Earnings (in thousands, except per share amounts, unaudited) Year Ended December 31, 2020

	Gross Profit	Selling & Administrative Expense	Operating Income	Interest Expense	Other Expense	Tax Expense/ (Benefit)	Effective Tax Rate	Net Income	Basic EPS	Adjustments	Diluted EPS

As reported	$460,300	$373,817	$46,010	$44,052	$355	$(7,914)	-493.9%	$9,517		$—	$9,517

% of sales	53.4%	43.3%	5.3%

EPS									$0.33		$0.32

Shares									28,581	883	29,464

Plant underutilization costs	6,586	—	6,586	—	—	739		5,847

Product rationalization costs	2,169	(2,095)	4,264	—	—	460		3,804

Restructuring and related costs	1,087	(4,782)	5,869	—	—	1,807		4,062

Acquisition and integration costs	2,820	(1,192)	4,012	—	—	888		3,124

Manufacturing consolidation costs	3,993	—	3,993	—	—	485		3,508

	$476,955	$365,748	$70,734	$44,052	$355	$(3,535)		$29,862

Adjusted gross profit %	55.3%

Amortization	$6,000	(27,945)	33,945	(13,414)	—	13,037		34,322
As adjusted		$337,803	$104,679	$30,638	$355	$9,502	12.9%	$64,184		$—	$64,184
% of sales		39.2%	12.1%
Adjusted diluted EPS											$2.18

	2023 Sales Summary (in millions, unaudited)

	Net Sales, As Reported	Impact of Foreign Currency	Net Sales, Fx Adjusted
Net Sales	$1,244.7	$0.2	$1,244.9

Free Cash Flow (in millions, unaudited)

2023
Net cash provided by operating activities	$125.3
Less: Purchases of property, plant & equipment	19.0
Free Cash Flow	$106.3

*

Refer to our 2023 Annual Report on Form 10-K, available at www.CONMED.com, as well as our Form 8-K filings with the SEC on January 31, 2024, February 2, 2023, January 26, 2022 and January 27, 2021 for additional information regarding our non-GAAP measures.

78	2024 Proxy Statement

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Your vote P.O. BOX 8016, CARY, NC 27512-9903 matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Scan QR for digital voting CONMED Corporation Internet: www.proxypush.com/CNMD • • Cast your vote online Annual Meeting of Stockholders Have your Proxy Card ready • Follow the simple instructions to record your vote For Stockholders of record as of March 26, 2024 Phone: Wednesday, May 22, 2024 1:30 PM, Eastern Time 1-866-892-1568 CONMED Headquarters—11311 Concept Blvd Largo, FL 33773 and live via • • Use any touch-tone telephone Have your Proxy Card ready the Internet—please visit www.proxydocs.com/CNMD for more details • Follow the simple recorded instructions Mail: • • Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid YOUR VOTE IS IMPORTANT! envelope provided PLEASE VOTE BY: 1:30 PM, Eastern Time, May 22, 2024. Virtual: You must register to attend the meeting online and/or participate at www.proxydocs.com/CNMD This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Heather Cohen and Lindsey Brewer (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of CONMED Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

CONMED Corporation Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. To elect eight directors to serve on the Company’s Board of Directors FOR WITHHOLD 1.01 David Bronson FOR #P2# #P2# 1.02 Brian P. Concannon FOR #P3# #P3# 1.03 LaVerne Council FOR #P4# #P4# 1.04 Charles M. Farkas FOR #P5# #P5# 1.05 Martha Goldberg Aronson FOR #P6# #P6# 1.06 Curt R. Hartman FOR #P7# #P7# 1.07 Barbara J. Schwarzentraub FOR #P8# #P8# 1.08 John L. Workman FOR #P9# #P9# FOR AGAINST ABSTAIN 2. Advisory Vote on Named Executive Officer Compensation FOR #P10# #P10# #P10# 3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent FOR registered public accounting firm for the fiscal year ending December 31, 2024; #P11# #P11# #P11# 4. To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof. Check here if you would like to attend the meeting in person. You must register to attend the meeting online and/or participate at www.proxydocs.com/CNMD Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date